EXHIBIT 6.5

NOTE: THIS FORM MASTER LEASE IS SUBJECT TO ANY REVISIONS DELIVERED BY SELLER TO BUYER PRIOR TO CLOSING; PROVIDED, HOWEVER, REVISIONS DELIVERED AFTER THE EXPIRATION OF THE FEASIBILITY PERIOD SHALL BE SUBJECT TO BUYER’S APPROVAL, NOT TO BE UNREASONABLY WITHHELD, CONDITIONED OR DELAYED.

MASTER LEASE AGREEMENT

Dated June 30, 2021

By and Between

Capview Residential Income – Fund VII, LP,
a Delaware Limited Partnership (“Landlord”)

and

Capview Exchange Residential, LLC,
a Delaware Limited Liability Company (“Master Tenant”)

11.	CONDEMNATION.		10
	11.1	Condemnation.	10

12.	INDEMNIFICATION.		11
	12.1	Master Tenant Indemnity.	11
	12.2	Landlord Indemnity.	11
	12.3	Environmental Indemnity.	12
	12.4	Waiver of Liabilities; Waiver of Subrogation.	13

13.	ASSIGNMENTS AND SUBLETTING.		13
	13.1	Landlord’s Consent.	13
	13.2	Procedure.	13
	13.3	Effect of Approved Sale as Assignment or Approved Sublease.	14

14.	DEFAULT OF MASTER TENANT.		14
	14.1	Master Tenant Events of Default	14
	14.2	Remedies.	15
	14.3	Landlord’s Remedies Exclusive.	15

15.		DEFAULT OF LANDLORD.	15
	15.1	Landlord Events of Default	15
	15.2	Remedies.	15

16.	QUIET ENJOYMENT; RIGHT OF ENTRY.		15

17.	TENANT’S WAIVER OF STATUTORY AND OTHER RIGHTS.		16

18.	NO WAIVER, ETC., BY LANDLORD.		16

19.	LANDLORD’S LIEN.		16

20.	ACCEPTANCE OF SURRENDER.		17

21.	NO MERGER OF TITLE.		17

22.	LANDLORD REPRESENTATIONS, WARRANTIES AND COVENANTS.		17
	22.1	Landlord Covenants.	17
	22.2	Landlord Representations and Warranties.	18
	22.3	Fee Loan Documents.	20

23.	BROKERS.		21

24.	SURRENDER; HOLDING OVER..		21
	24.1	Surrender of Premises.	21
	24.2	Holding Over.	21
	24.3	Survival	21

25.	PROVISIONS SUBJECT TO APPLICABLE LAW.		21

26.	NOTICES, ETC.		21

27.	NET LEASE.		22
	27.1	Fully Net Lease.	22
	27.2	No Reduction of Rent	22

28.	LIMITATION OF LANDLORD’S LIABILITY.		22

29.	TENANT’S RIGHTS.		23
	29.1	Power of Attorney.	23
	29.2	Exchange Offer.	23

30.	MISCELLANEOUS.		25
	30.1	Amendments, Etc.	25
	30.2	Landlord’s Consent	25
	30.3	Successors and Assigns.	25
	30.4	Gender, Etc.	25
	30.5	Survival	25
	30.6	Headings and Captions.	26
	30.7	Multiple Counterparts.	26
	30.8	Incorporation by Reference.	26
	30.9	Governing Law.	26
	30.10	Construction of Lease.	26
	30.11	Severability.	26
	30.12	Authority.	26
	30.13	Relationship between Landlord and Master Tenant.	26
	30.14	No Recording; Memorandum.	26
	30.15	ENTIRE AGREEMENT.	27
	30.16	NOTICE OF INDEMNIFICATION.	27

ATTACHMENTS:

Schedule of Definitions
Exhibit A	Land
Exhibit B	Base Rent
Exhibit C	Closing Process

MASTER LEASE AGREEMENT

This MASTER LEASE AGREEMENT (“Lease”) is made and entered into effective as of June 30, 2021, (“Effective Date”) by and between Capview Residential Income – Fund VII, LP, a Delaware limited partnership (“Landlord”), and Capview Exchange Residential, LLC, a Delaware limited liability company (“Master Tenant”).

WITNESSETH:

WHEREAS, Landlord is the owner of the fee simple estate in and to that certain tract or parcel of land lying and being situated in the City of Oklahoma City, Cleveland County, OK, being more particularly described by metes and bounds on Exhibit A attached hereto and incorporated herein by reference for all purposes (the “Land”); and

WHEREAS, Master Tenant desires to lease from Landlord and Landlord desires to lease to Master Tenant the Land, together with the approximately 1,752 square foot building (“Building”) located at 13112 Springcreek Drive, Oklahoma City, OK 73170 (as defined herein) and all other improvements located on the Land (collectively, the “Improvements”), and all easements, rights and appurtenances with respect to the Land, Building, Personalty and Improvements (said Land, Building, Personalty, Improvements and other rights are hereinafter sometimes referred to collectively as the “Premises”); and

WHEREAS, the Premises will be leased to the Approved Subtenant pursuant to the Approved Sublease; and

WHEREAS, the defined terms as used herein or the reference to the section hereof in which defined terms are defined are set forth in the Schedule of Definitions attached hereto and incorporated herein by this reference.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed and acknowledged by each of the parties hereto, the undersigned Landlord and Master Tenant do hereby agree as follows.

1. DEMISE AND TERM; DUE DILIGENCE.

1.1 Demise. Subject to the terms, conditions, covenants and agreements set forth in this Lease, Landlord hereby DEMISES, LEASES and LETS to Master Tenant and Master Tenant hereby leases and takes from Landlord, the Premises, TO HAVE AND TO HOLD the Premises for and during the Term (hereinafter defined) hereof. The foregoing demise is made subject to any and all leases, including, but not limited to, the Approved Sublease, restrictions, covenants, conditions and easements shown of record in the above‑mentioned county and state and relating thereto, which are contained in the leasehold owner policy of title insurance covering this Lease and the leasehold interest in the Premises issued to Master Tenant, at Landlord’s expense, and further subject to all zoning laws, regulations, ordinances and other laws of municipal, county, state, federal and/or other governmental authorities relating to the Premises. Landlord grants Master Tenant full power and authority to cause the Memorandum of Lease to be filed by Master Tenant after the Effective Date in the applicable real property records.

1.2 Initial Term. After Master Tenant has received all Closing Documents and satisfied all Closing Conditions, this Lease will commence in full force and effect for a fifteen (15) year term (the “Initial Term”), commencing on the Effective Date (as herein defined).

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1.3 Extension Terms. In addition to the Initial Term, Master Tenant has the option (provided Master Tenant is not in default under the terms of this Lease) (individually, a “Extension Option”, and collectively, the “Extension Options”) to exercise separate and successive extension options to extend the Initial Term of this Lease for up to seven (7) additional periods of five (5) years each (each individually, an “Extension Term”, and collectively, the “Extension Terms”), each Extension Term will be upon the same terms and conditions as the Initial Term. Master Tenant shall have thirty (30) days prior to the expiration of the current term of this Lease in which to elect to renew this Lease for the next applicable Extension Term. If Master Tenant does not provide such notice, Landlord will notify Master Tenant of such failure, and this Lease will automatically terminate pursuant to the provisions of Section 1.4(a) hereof unless Master Tenant thereafter elects to exercise the Extension Option within five (5) days after receipt of Landlord’s notice. If Master Tenant timely provides notice to exercise an Extension Option, provided Master Tenant is not in default under the terms of this Lease, the Term of this Lease will be automatically extended for the additional period of years equal to the previous Extension Term so exercised. The Initial Term and, if applicable, any Extension Terms of this Lease are sometimes hereinafter referred to individually and/or collectively as the “Term”.

1.4 Termination

.

(a) Termination for Cause By Master Tenant. Master Tenant shall have the right to terminate this Lease (i) pursuant to Section 9.4 and 11.1(a) hereof, (ii) upon any breach of Landlord’s warranties, representations and covenants in Section 23 hereof, (iii) upon a Landlord Event of Default pursuant to Section 15.1 hereof, and (iv) upon any failure by Landlord to refinance the Premises after any default or maturity under the Fee Loan Documents (collectively items (i) through (iv) are referred to herein as “Master Tenant Termination Events”).

(b) Termination for Cause By Landlord. Notwithstanding anything contained to the contrary in this Lease, upon the occurrence of any of the following, Landlord shall have the right to terminate this Lease: (i) the failure of Master Tenant to perform all covenants that relate to the operation, leasing and maintenance of the Premises provided the Fee Mortgagee declares the same as a default under the Fee Loan Documents, and Master Tenant fails to have cured same within such grace or cure period provided in the Fee Loan Documents, provided, further, that any such default notice received by the Fee Mortgagee to Landlord has been delivered to Master Tenant by Landlord within two (2) days after Landlord has received or has knowledge thereof; (ii) the occurrence of a Master Tenant Event of Default under this Lease pursuant to Section 15.1 hereof; or (iii) the occurrence of a default by Master Tenant under the Approved Sublease, and the failure of Master Tenant to cure the same within such notice and cure period provided in the Approved Sublease, provided, that any such default notice of default given to Landlord by the Approved Subtenant is delivered to Master Tenant as otherwise required herein (collectively, items (i) through (iii) are referred to herein as “Landlord Termination Events).

(c) Effect.

(i) Upon any such election by Landlord or Master Tenant to terminate, then this Lease shall automatically terminate without any further action required of either party upon satisfaction of all requirements that are associated with such termination. Master Tenant shall have no obligations under this Lease from and after the date of such termination. If the Memorandum of this Lease has been filed in the appropriate county or real property records, then pursuant to the power of attorney granted Master Tenant in Section 29.1 hereof, Landlord consents to Master Tenant executing a termination of such Memorandum of this Lease, on Landlord’s behalf, and causing same to be duly recorded in the applicable county or real property records.

MASTER LEASE AGREEMENT – Page 2

(ii) Upon Master Tenant’s election to terminate this Lease pursuant to Section 1.4(a) above, Master Tenant shall send to Landlord a termination notice (“Master Tenant Termination Notice”) which shall terminate this Lease effective as of the date (the “Termination Date”) stated in such Master Tenant Termination Notice. Master Tenant shall have no further obligations under this Lease from and after the Termination Date.

(iii) Upon Landlord’s election to terminate this Lease pursuant to Section 1.4(b) above, Landlord shall provide Master Tenant sixty (60) days written notice (the “Landlord’s Termination Notice”) of the Termination Date.

2. RENT AND OTHER PAYMENTS

2.1 Rent and Base Rent. Provided Landlord is not in Default under this Lease, or payment of the Rent is not otherwise excused hereunder, Master Tenant must pay to Landlord, or as otherwise provided in Section 2.3 hereof, the Rent (hereinafter defined) in monthly installments on or before the fifteenth (15) day of each month during the Term. Payment of all Rent shall be made to Landlord at the address for Landlord as set forth herein. For purposes of this Lease, the term “Base Rent” means, during the Initial Term and the Extension Term, the annual Base Rent set forth in Exhibit B attached hereto payable in equal monthly installments as set forth above. “Rent” means, collectively, the Base Rent and any other amounts becoming due from Master Tenant to Landlord hereunder.

Notwithstanding that Exhibit B may provide for uneven annual Base Rent (increasing and/or decreasing rent), Landlord and Master Tenant agree that this Lease (a) is not intended to have “deferred rent” or “prepaid rent” within the meaning of Treas. Reg. Section 1.467-1(c)(3), and (b) is intended to satisfy the uneven rent test real estate safe harbor (the 85/115 test) within the meaning of Treas. Reg. Section 1.467-3(c)(3) and (4)(ii) such that this Lease is not treated as a disqualified leaseback or long-term agreement within the meaning of Treas. Reg. Section 1.467-3(b), and the provisions of this Lease are to be interpreted consistently with this intention and shall be reflected accordingly in all applicable books, records and reports (including, without limitation, income tax filings) in a manner consistent with this intention.

2.2 Timely Rent Submissions. If Landlord does not receive the required installment of Rent, pursuant to the requirements of Section 15.1 below, then same shall constitute a Master Tenant Event of Default hereunder.

2.3 Operating Expenses. Landlord hereby authorizes and instructs Master Tenant and Master Tenant agrees to pay all of the various operating expenses (“Operating Expenses”) for the Premises which are the obligations of Landlord under the Approved Sublease or otherwise assumed by Master Tenant under this Lease, such as, without limitation, Taxes (pursuant to Section 3.1), Insurance Premiums (pursuant to Section 9), property management fees (pursuant to Section 3.3), utility costs (pursuant to Section 3.4), services (pursuant to Section 3.5) and HOA Fees (pursuant to Section 3.6).

2.4 Lease Execution Payment. Landlord shall pay Master Tenant a one-time lease execution fee as set forth on Exhibit B attached hereto, such fee to be paid upon the execution of this Agreement.

MASTER LEASE AGREEMENT – Page 3

3. PAYMENT OF TAXES, UTILITIES, ETC.

3.1 Payment of Taxes. Master Tenant must pay before delinquent, in the manner set forth in this Lease, all taxes and assessments (general and special), excises, levies, license and permit fees, impact fees, and other governmental charges, general and special, ordinary and extraordinary, of any kind and nature whatsoever (all of the foregoing being herein referred to, individually and/or collectively, as the “Taxes”), which at any time prior to or during the Term of this Lease may have been or may be assessed, levied, confirmed, imposed upon, or grow or become due and payable out of or in respect of, or become a lien on, the Premises, or any part thereof or any appurtenance thereto. The Premises must be separately assessed for Tax purposes. Should Landlord obtain debt on the Premises, Landlord is required to instruct the Fee Mortgagee to collect and escrow property taxes as part of the monthly mortgage payment. All Taxes payable by Master Tenant during the first and last years of the Term of this Lease will be prorated between Landlord and Master Tenant based on the actual number of days in such years (but Landlord will bear no part of any Taxes assessed during any year of the Term on any improvements made by Master Tenant to the Premises). Upon request, Master Tenant will furnish to Landlord and Fee Mortgagee official receipts of the appropriate authority or other proof satisfactory to Landlord evidencing Master Tenant’s payment of Taxes in accordance with the terms hereof. If Master Tenant fails to furnish such receipts or other proof within fifteen (15) business days, Landlord may pay such Taxes, and Master Tenant will reimburse such amount to Landlord, together with any interest, penalties or late fees accrued thereon.

3.2 Tax Contests. Master Tenant or Landlord may contest the amount or validity of any Taxes by appropriate legal proceedings, (subject also to any reasonable conditions of Fee Mortgagee), diligently pursued provided that: (i) Master Tenant or Landlord first makes all such contested payments (which may be made by Master Tenant or Landlord under protest if Master Tenant or Landlord so desires); (ii) neither the Premises nor any part thereof nor any interest therein is placed in any danger of being sold, forfeited, lost or interfered with by virtue of any such contest; (iii) Master Tenant or Landlord has furnished such security, if any, as may be required in the said contest proceedings or as may be reasonably requested by Landlord; and (iv) all expenses (including, without limitation, any fees, penalty or interest) which are assessed or incurred in connection with or as a result of any such proceedings are paid by Master Tenant or Landlord. If during the Term of this Lease Landlord contests the amount or validity of any such Taxes by appropriate legal proceedings and the Taxes with respect to the Premises are reduced as a result thereof, Landlord shall be solely responsible for the expenses incurred by Landlord in connection with any such contest proceeding.

3.3 Property Management. Master Tenant will engage a property manager to perform property management duties including but not limited to, acquisition management, renovation management, marketing and showing the property, processing rental applications, negotiating leases, collecting security deposits, collecting rents and enforcing leases, paying expenses, inspecting and repairing the property, maintaining an operating reserve, and responding to tenant requests. Master Tenant is responsible for paying the property manager.

3.4 Utilities. Master Tenant or Approved Subtenant are responsible for and must pay all charges for all water, gas, heat, light, electricity, telephone, sewer, sprinkler, trash removal and other utilities and services used on or from the Premises, including common area maintenance charges, together with any penalties, surcharges or the like pertaining thereto and any maintenance charges for such utilities. Landlord has no responsibility to provide any such utilities or services to Master Tenant or Approved Subtenant, and Landlord will not be liable in any respect (including for damages to either person or property) in the event of any failure in the provision of any such utilities or services to Master Tenant or Approved Subtenant or in the event of any cessation thereof; provided, however, if and to the extent the Approved Sublease requires utility services to Approved Subtenant, then Landlord agrees to fully cooperate with Master Tenant and Approved Subtenant in connection with such services. Landlord agrees to work with Master Tenant to resolve any issues with utility providers. In no event will any such failure or cessation be construed as an eviction of Master Tenant or Approved Subtenant or relieve Master Tenant from fulfillment of any covenant in this Lease. Master Tenant is not personally liable or responsible for providing utility sources to anyone, including Approved Subtenant.

MASTER LEASE AGREEMENT – Page 4

3.5 Other Services. Landlord is not responsible for providing any services to Master Tenant or Approved Subtenant and/or the Premises (including, without limitation, janitorial services, landscaping, trash removal, or the like, it being hereby acknowledged and agreed that same are the sole responsibility of Master Tenant or Approved Subtenant), except as may be otherwise expressly set forth herein.

3.6 HOA Fees and Expenses. Master Tenant or Approved Subtenant are responsible for and must pay all assessments and charges arising under any homeowners association, subdivision, condominium, planned unit development or other declarations, restrictions, regimes or agreements affecting the Premises together with any penalties, surcharges or the like pertaining to the foregoing expenses (all of the foregoing being herein referred to, individually and/or collectively, as the “HOA Fees”).

4. USE AND CONDITION OF PREMISES.

4.1 Permitted Use. Master Tenant must at all times throughout the Term use or cause to be used the Premises solely for residential purposes only and any and all uses pursuant to the Approved Sublease or other lawful uses not prohibited by any restrictive covenants affecting the Premises or the Fee Loan Documents, and Master Tenant may not occupy or use or permit the Premises to be occupied or used for any other purpose. In addition, Master Tenant may not use the Premises or knowingly permit the use or occupancy of the Premises in any manner which: (i) is unlawful or is in violation of any applicable legal, governmental or quasi‑governmental requirement, ordinance or rule; (ii) may be unreasonably dangerous to persons or property; (iii) may invalidate any insurance policy affecting the Premises (whether held by Landlord or Master Tenant) or increase the amount of premiums for any insurance policy affecting the Premises (or any portion thereof); (iv) may create a nuisance (whether public or private) or disturb any other tenant or occupant of any properties surrounding the Premises; or (v) violates any covenants, conditions or restrictions of record affecting the Premises; or (vi) is wasteful of any portion of the Premises.

5. MAINTENANCE AND REPAIRS.

5.1 Master Tenant’s Repairs. Master Tenant must take commercially reasonable efforts to, or must take commercially reasonable efforts to cause Approved Subtenant, at all times during the Term and, at Master Tenant’s or Approved Subtenant’s sole cost and expense, keep the Premises (including landscaping, , driveways , paths, sidewalks and walkways upon the Premises) in such condition and repair as required by the Approved Sublease. Master Tenant must take commercially reasonable efforts to at all times during the Term and, at Master Tenant’s or Approved Subtenant’s sole cost and expense, further keep and maintain in good order and repair all buildings and improvements as may be situated on the Premises at any time during the Term, or forming part thereof, and their full Equipment and appurtenances, both interior and exterior, structural or nonstructural, ordinary or extraordinary, regardless of how the necessity or desirability for such repairs or replacements may occur or arise. The requirements of the Approved Sublease as to such repair and maintenance shall be the standard hereunder for the Master Tenant or Approved Subtenant; or if there is no such standard specified in the Approved Sublease, then such repairs and maintenance standard shall be determined by Master Tenant, in its sole and absolute discretion. All repairs and replacements must be made by Master Tenant or Approved Subtenant on or before the deadline for such repairs and replacements under the Approved Sublease, if applicable, to the extent such repairs are capable of being made within such period of time. To the extent any such repairs take a longer period of time, provided Master Tenant or Approved Subtenant diligently commences such repairs and diligently pursues such repairs the failure to complete such repairs shall not be deemed a Master Tenant Event of Default hereunder. Except as otherwise provided herein, in the event that the Master Tenant or Approved Subtenant fails to make the repairs or replacements promptly as required herein, Landlord may, at Landlord’s sole option, after notice to Master Tenant and the expiration of 60 days without cure or commencement of cure or remedy by Master Tenant, declare same as a Master Tenant Event of Default hereunder.

MASTER LEASE AGREEMENT – Page 5

6. ALTERATIONS AND ADDITIONS.

6.1 Alterations and Additions.

(a) Right to Make Alterations. At Master Tenant’s or Approved Subtenant’s sole cost and expense, Master Tenant or Approved Subtenant may make any alterations, additions or improvements (collectively “Alterations”) to the Premises permitted under the initial Approved Sublease and any Alterations that do not cause the fair market value and fair rental value (collectively, the “FMV”) of the Premises to be reduced as a result of any such Alterations below the FMV of the Premises which existed immediately prior to such Alterations (“FMV Diminution”) subject to the Landlord’s prior written consent for any structural or other major Alterations, such consent not to be unreasonably withheld, conditioned or delayed.

(b) Diminution of Value. If Landlord reasonably believes the Alterations have caused a FMV Diminution or objects to any proposed Alterations, Landlord must notify Master Tenant in writing within thirty (30) days after completion of such Alterations or notification of proposed Alterations. Any FMV Diminution must be conclusively determined by an appraisal (“Appraisal”) conducted by an independent third party appraiser mutually agreed upon by the parties, which Appraisal shall not take into account any diminution in FMV attributable to a change in market conditions. If the parties are unable to mutually agree upon an independent appraiser, each party shall obtain their own Appraisal and the average FMV of the current Premises shall be obtained by averaging the FMV of the two Appraisals. If FMV Diminution is conclusively established with respect to Alterations that were not approved by Landlord or otherwise permitted under the initial Approved Sublease, then Master Tenant shall pay Landlord the amount of the FMV Diminution within sixty (60) days of receipt of the final written Appraisal(s) establishing such FMV Diminution. If the Appraisal(s) conclusively establishes no FMV Diminution will be caused by proposed Alterations, the expenses of the Appraisal(s) will be borne by Landlord and withheld from Rent to the Landlord and such proposed Alterations are deemed permitted and approved.

(c) Master Tenant’s Responsibility. All Alterations must be done in a good and workmanlike manner and must generally consist of new materials. All Alterations, whether temporary or permanent in character, made in or upon the Premises either by Landlord or Master Tenant during the term of this Lease will be Landlord’s property at the end of the Term and shall remain on the Premises without compensation to Master Tenant.

7. COMPLIANCE WITH LAW, ETC.

7.1 General Compliance. Master Tenant must, at Master Tenant’s sole cost and expense, promptly observe and comply with (i) all present and future laws (including, without limitation, environmental laws), ordinances, statutes, codes, requirements, orders, directions, rules and regulations of all federal, state, county and municipal governments and of all other governmental authorities having or claiming jurisdiction over the Premises or any appurtenances thereto or any part thereof, and of all the respective departments, bureaus and officials of any such authorities (collectively “Laws”), and (ii) the requirements and regulations of the Board of Fire Underwriters or any other body exercising similar functions, and of all insurance companies issuing policies covering the Premises or any part thereof (collectively, “Regulations”). Master Tenant must substantially comply with the Laws and Regulations regardless of (i) whether the Laws or Regulations are in force at the commencement of the Term of this Lease or may in the future be passed, enacted or directed, and (ii) whether compliance with such Laws and Regulations shall require structural or extraordinary alterations or additions, repairs or replacements to the Premises or any part thereof. Without limiting the generality of the foregoing, Master Tenant must also procure, at Master Tenant’s sole cost and expense, each and every permit, license, certificate or other authorization required in connection with any building(s) or improvement(s) now or hereafter erected on the Premises or any part thereof, as well as any and all licenses and permits required for Master Tenant’s intended use upon the Premises (collectively the “Permits”). MASTER TENANT AGREES TO INDEMNIFY AND HOLD HARMLESS LANDLORD FROM AND AGAINST ANY AND ALL COSTS, EXPENSES AND LIABILITIES FOR ANY ACTIONS OR NON-ACTIONS BY MASTER TENANT WHICH VIOLATE THE TERMS OF THIS SECTION 7.1.

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7.2 Americans With Disabilities Act. From and after the Effective Date, Master Tenant must ensure the Premises substantially comply with the Americans With Disabilities Act, as it now exists and as it may hereafter be amended (“ADA”), but only to the extent the ADA is applicable, to the Premises and Master Tenant’s use thereof. Nothing herein constitutes an admission by Landlord or Master Tenant that the ADA governs any part of the Premises or any buildings or improvements thereon or any activities of Landlord or Master Tenant with respect thereto.

7.3 Hazardous Materials. Master Tenant will not at any time maintain on, or dispose or discharge from, the Premises or any part thereof any Hazardous Materials (as such term is defined hereinbelow). Should Master Tenant discover any Hazardous Materials on the Premises in violation of Government Requirements, Master Tenant shall take all steps Master Tenant deems commercially reasonable to cause the Premises to comply with applicable Government Requirements related to such Hazardous Materials. The term “Hazardous Materials” as used in this Lease means, individually and/or collectively, any hazardous or toxic substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302), as each of the foregoing may be amended and/or supplemented from time to time, or such substances, materials and wastes which are identified as hazardous wastes, hazardous substances or hazardous materials which are or become regulated under any applicable municipal, county, state or federal law, rules or regulations, including (without limitation): (i) any “Hazardous Waste” as defined by the Resource Conservation and Recovery Act of 1976 (42 USC Section 6901 et seq.), as amended from time to time, and regulations promulgated thereunder; (ii) any “Hazardous Substance” as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 USC Section 9601 et seq.) as amended from time to time, and regulations promulgated thereunder; (iii) asbestos, (iv) polychlorinated biphenyls; (v) any substance the presence of which is prohibited by any applicable Laws; (vi) any petroleum‑based products which are deemed hazardous by any Laws; (vii) underground storage tanks which are regulated by any Laws; and (viii) any other substance which under Laws require special handling or notification of any federal, state or local governmental entity in its collection, storage, treatment or disposal. MASTER TENANT AGREES TO INDEMNIFY AND HOLD HARMLESS LANDLORD FROM AND AGAINST ANY AND ALL COSTS, EXPENSES AND LIABILITIES FOR ANY ACTIONS OR NON-ACTIONS BY MASTER TENANT WHICH VIOLATE THE TERMS OF THIS SECTION 7.3.

8. LIENS.

8.1 Prohibitions. Master Tenant may not place or permit to be placed any lien, mortgage or other encumbrance upon any interest of Landlord in the Premises or any part thereof. If Master Tenant causes, suffers or permits any alterations, rebuildings, replacements, changes, additions, improvements or repairs to be made to the Premises or any part thereof, or if Master Tenant causes any labor to be performed or material to be furnished with respect thereto, unless such actions were taken at the behest of the Landlord, then neither Landlord nor Landlord’s interest in the Premises will be liable for the payment of any expense incurred with respect thereto or for the value of any such work done or material furnished. All such alterations, rebuildings, replacements, changes, additions, improvements, repairs, labor and material will be made, furnished and performed at Master Tenant’s sole cost and expense, and Master Tenant will be solely and wholly responsible to contractors, laborers and materialmen furnishing and performing any and all such labor and material.

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8.2 Discharge of Liens. If, because of any act or omission (or alleged act or omission) of Master Tenant, any mechanic’s or other lien, charge or order for the payment of money shall be filed or asserted or any proceedings to enforce the same is brought against the Premises or any part thereof or interest therein, or against Landlord (whether or not such lien, charge or order is valid or enforceable as such), unless the same is caused by or contributed to by the actions or inactions of Landlord, Master Tenant must, at Master Tenant’s sole cost and expense, cause the same to be cancelled and discharged of record or bonded around in compliance with applicable law within 30 days after Master Tenant receives notice of the filing thereof. If bonding is not permitted by law, Master Tenant may nevertheless, within such 30 day period, furnish to Landlord and Fee Mortgagee a surety bond, satisfactory to Landlord, against said lien, charge or order, in which case Master Tenant shall have the right in good faith to contest the validity or amount thereof so long as Master Tenant immediately commences and thereafter continuously and diligently prosecutes such contest in accordance with all applicable laws and procedures.

9. INSURANCE. Each of the following provisions shall be applicable, except and to the extent preempted by any conflicting provisions in the Approved Sublease, which shall prevail.

9.1 Homeowners Insurance. Master Tenant is required to maintain a homeowners’ policy on the Premises at all times. All payments for losses under such insurance will be made solely to Master Tenant (or if approved by Master Tenant to its assignee or sublessee) or, if applicable, to the Fee Mortgagee (as required under the Fee Loan Documents), subject to the terms of any subordination, non‑disturbance and attornment agreement between Master Tenant and Fee Mortgagee, as their interests may appear, for restoration.

9.2 Certificates; Renewals. Landlord may request from Master Tenant binders or evidences of all insurance required to be carried by Master Tenant, in a commercially reasonable form, upon the written request of Landlord. In addition, whenever reasonably requested in writing by Landlord, then Master Tenant must also provide evidence that such insurance is in full force and effect and that Landlord is named thereunder as an additional insured and/or loss payee, as applicable.

9.3 Insurance Requirements. All insurance provided by Master Tenant, as applicable, as required by this Section 9 must be procured from financially responsible companies licensed to do business in the state in which the Premises are located. All of such policies must provide for payment of loss thereunder to the applicable parties as provided herein, as their interests appear. All such policies must contain a provision that the insurer will endeavor to provide written notice to such additional insured and/or loss payee at least 30 days prior to any cancellation of such insurance. Master Tenant will ensure that Master Tenant’s insurance contains a provision naming Landlord (and any Fee Mortgagee, if applicable) as an additional insured.

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9.4 Insurance Proceeds. Landlord and Master Tenant agree that in the event of loss under the homeowner’s insurance policy or policies maintained pursuant to this Section 9, Master Tenant or Master Tenant’s assignee or sublessee (including the Approved Subtenant if and to the extent so required under the Approved Sublease), as applicable, must proceed with the repair and restoration of the damaged or destroyed buildings and improvements in accordance with Section 10 hereof and that the insurance proceeds in connection with such loss will be paid to and held by Master Tenant or the Fee Mortgagee, if applicable and subject to the terms of any applicable subordination, non-disturbance and attornment agreement between Master Tenant and such Fee Mortgagee, and such proceeds will be used for payment of such repair and restoration upon receipt of architect’s certificates, contractors’ and subcontractors’ sworn statements, and waivers of lien, all verifying and certifying to the stage of completion of, and payment of such expenses in connection with the repair or restoration work in question. Master Tenant’s obligation to rebuild pursuant to this Section 9.4 and Article 10 are expressly contingent on Master Tenant receiving all Insurance Proceeds necessary to enable Master Tenant to repair or replace the Premises. If Master Tenant does not receive the entirety of the Insurance Proceeds or the Insurance Proceeds are insufficient to complete the repair or replacement of the Premises as required hereunder, Master Tenant shall be entitled to terminate this Lease pursuant to Section 1.4. Upon the completion of said repair restoration work, free from all liens of mechanics and materialmen and others, any surplus of insurance monies will be paid to Master Tenant, provided Master Tenant is not in default hereunder. In case this Lease is terminated as a result of any default by Master Tenant under any of the terms and provisions contained in this Lease, all proceeds of insurance not theretofore applied for repair and restoration costs and all claims against insurers will be and become the sole and absolute property of Landlord.

10. DAMAGE OR DESTRUCTION.

10.1 Total Destruction. If the Premises are totally destroyed by fire or other casualty, then the Lease shall continue, and all Rent will continue to be payable as provided in this Lease. If the Lease continues in accordance with this Section 10.1, then Master Tenant will rebuild the Building and other improvements on the Premises to essentially the same condition in which they existed prior to the damage within a commercially reasonable period of time from the date of such damage or destruction, with the Insurance Proceeds from such destruction, and the Fee Mortgage must allow same. Landlord hereby assigns to Master Tenant all of Landlord’s right, title and interest in and to any such Insurance Proceeds (the “Insurance Proceeds”), and any Fee Loan Documents and Approved Sublease

10.2 Partial Destruction. If the Premises should be partially damaged by fire or other casualty (as specified in the Approved Sublease), Master Tenant will rebuild or repair the Building or other improvements to essentially the same condition in which they existed prior to the damage. Master Tenant shall be entitled to use all Insurance Proceeds from such damage for such restoration, and the Fee Mortgage and Approved Sublease must allow same. Landlord hereby assigns to Master Tenant any and all rights, titles and interests of Landlord in and to any such insurance proceeds, and any Fee Loan Documents and Approved Sublease must allow same.

10.3 Certain Other Remedies. In the event of damage or destruction, Master Tenant shall have the further right (but not the obligation) to enter into possession of the Premises and perform any and all work and labor necessary to repair the Improvements. All amounts so expended by Master Tenant to the extent not covered by insurance proceeds shall be secured by a lien against the Premises. For purposes of fulfilling obligations under this Section 10.3, Landlord hereby constitutes and appoints (which appointment is coupled with an interest and is therefore irrevocable) Master Tenant as Landlord’s attorney‑in‑fact, with full power of substitution to complete the Improvements in the name of Landlord, and hereby empowers Master Tenant, acting as Landlord’s attorney‑in‑fact, as follows: (i) to use any funds of Landlord (or any sums which Landlord may be entitled to receive); (ii) to make such additions and changes and corrections in the plans which shall be necessary or desirable to complete the Improvements in the manner contemplated by the plans; (iii) to negotiate all necessary construction contracts; (iv) to employ such contractors, subcontractors, agents, design professionals and inspectors as shall be required for said purposes; (v) to pay, settle or compromise all existing bills and claims which are or may be liens against the Premises, or may be necessary or desirable for the completion of the work or the clearing of title; (vi) to execute all the applications and certificates in the name of Landlord which may be required by any construction contract; and (vii) to do any and every act with respect to the construction of the Improvements which Landlord could do in Landlord’s own behalf. Master Tenant, acting as Landlord’s attorney‑in‑fact, shall also have power to prosecute and defend all actions or proceedings in connection with the Premises and to take such action and require such performance as is deemed necessary.

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11. CONDEMNATION.

11.1 Condemnation.

(a) Substantial Taking. If all or a substantial part of the Premises are taken or condemned for any public or quasi‑public use under any Law or by right of eminent domain, or by a conveyance in lieu thereof (all of the foregoing being referred to herein as a “Taking”), and the Taking results in a greater than twenty percent (20%) reduction in the rent payable under the Approved Sublease, results in a greater than twenty percent (20%) reduction in rentable square footage of the Premises, or otherwise substantially impairs operations at the Premises (a “Substantial Taking”), then this Lease may be terminated by Master Tenant by thirty (30) days written notice from Master Tenant to Landlord, and upon such termination all obligations of Master Tenant hereunder shall terminate. In the event of a Substantial Taking, Landlord shall be entitled to (i) all awards paid or payable with respect to such Taking, and (ii) recover from the condemning authority any compensation as may be separately awarded on account of moving and relocation expenses and depreciation to and removal of Landlord’s (or its assignee’s or sublessee’s, including the Approved Subtenant) physical property and all other interests and properties for which Landlord (or its assignee or sublessee, including the Approved Subtenant) is entitled to compensation from such condemning authority under common law and applicable statutes, subject to any conflicting provisions of the Approved Sublease. Landlord will assign any such compensation to the Approved Subtenant, if required by the Approved Sublease. If such an event occurs, Landlord waives all claims against the Master Tenant for any damages suffered by such condemnation, damage, destruction, or lease termination.

(b) Non-Substantial Taking. Subject to the Approved Sublease (which Approved Sublease shall in all cases prevail over this Lease), if a Taking is not a Substantial Taking, and such Taking does not prevent or materially and adversely interfere with the Master Tenant’s use of the Premises and the Approved Sublease will not be terminated, this Lease will not terminate and all Rent payable hereunder will continue for the remaining portion of the term of this Lease without adjustment, unless the Approved Subtenant has the right to reduce the rent payable under the Approved Sublease, in which case the Rent shall be reduced pursuant to the requirements of Section 2 hereof. Subject to the rights of any Fee Mortgagee, the net award or other compensation shall be applied to pay the cost of restoration of the Premises in the same manner as provided in Section 9.4 hereof for paying out insurance proceeds. The balance, if any, will belong to Master Tenant. In the event a Taking is not a Substantial Taking, Landlord hereby grants Master Tenant an exclusive non‑revocable, power of attorney coupled with an interest to negotiate, collect, receive and retain any condemnation award and to make any compromise or settlement for such an award deemed necessary by Master Tenant with the appropriate authorities.

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12. INDEMNIFICATION.

12.1 Master Tenant Indemnity. FROM AND AFTER THE EFFECTIVE DATE MASTER TENANT HEREBY AGREES TO INDEMNIFY, DEFEND, PROTECT, AND HOLD HARMLESS LANDLORD AND LANDLORD’S AGENTS FROM AND AGAINST ALL LIABILITIES, OBLIGATIONS, CLAIMS, DEMANDS, DAMAGES, PENALTIES, FINES, LOSSES, SUITS, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) IMPOSED UPON OR INCURRED BY OR ASSERTED AGAINST LANDLORD OR LANDLORD’S AGENTS ARISING AFTER THE EFFECTIVE DATE BY REASON OF (i) ANY ACCIDENT, OCCURRENCE, INJURY TO OR DEATH OF PERSONS (INCLUDING WORKMEN) OR LOSS OF OR DAMAGE TO PROPERTY OCCURRING ON OR ABOUT THE PREMISES (OR ANY PART THEREOF) OR THE ADJOINING SIDEWALKS, CURBS, OR THE ADJOINING STREETS OR WAYS, (ii) ANY USE OR CONDITION OF THE PREMISES (OR ANY PART THEREOF), (iii) ANY FAILURE ON THE PART OF MASTER TENANT TO PERFORM OR COMPLY WITH ANY OF THE TERMS OF THIS LEASE, AND (iv) PERFORMANCE OF ANY LABOR OR SERVICES OR THE FURNISHING OF ANY MATERIALS OR OTHER PROPERTY IN RESPECT OF THE PREMISES OR ANY PART THEREOF. MASTER TENANT WILL INDEMNIFY, DEFEND AND HOLD HARMLESS LANDLORD AND LANDLORD’S AGENTS FROM AND AGAINST ALL THE LIABILITIES, OBLIGATIONS, CLAIMS AND OTHER EXPENSES AS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE EXCEPT TO THE EXTENT SAME MAY BE CAUSED OR ALLEGED TO BE CAUSED BY THE JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OR DEFAULT OF LANDLORD OR LANDLORD’S AGENTS, INCLUDING ANY SUCH CLAIM, CAUSE OF ACTION, OR SUIT IS BASED UPON OR ALLEGED TO BE BASED UPON THE STRICT LIABILITY OF LANDLORD OR LANDLORD’S AGENTS. In case any action, suit or proceeding is brought against Landlord by reason of any such occurrence, Master Tenant, upon Landlord’s request, will at Master Tenant’s sole cost and expense defend such action, suit or proceeding, or cause the same to be defended by counsel designated by Master Tenant and reasonably acceptable to Landlord. The obligations of Master Tenant under this Section 12 arising by reason of any such occurrence taking place during the term of this Lease will survive any termination of this Lease.

12.2 Landlord Indemnity. LANDLORD HEREBY AGREES TO INDEMNIFY, DEFEND, PROTECT, AND HOLD HARMLESS MASTER TENANT AND MASTER TENANT’S AGENTS FROM AND AGAINST ALL LIABILITIES, OBLIGATIONS, CLAIMS, DEMANDS, DAMAGES, PENALTIES, FINES, LOSSES, SUITS, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) IMPOSED UPON OR INCURRED BY OR ASSERTED AGAINST MASTER TENANT OR MASTER TENANT’S AGENTS BY REASON OF: (A) ANY ACTION OR CLAIM ARISING ON OR BEFORE THE EFFECTIVE DATE OF THIS AGREEMENT RELATED TO THE PREMISES, AND (B) LANDLORD’S VIOLATION OF THE TERMS OF THIS LEASE, THE FEE LOAN DOCUMENTS OR LANDLORD OTHERWISE ACTING AS THE OWNER OF THE PREMISES, INCLUDING BUT NOT LIMITED TO: (i) ANY ACCIDENT, OCCURRENCE, INJURY TO OR DEATH OF PERSONS (INCLUDING WORKMEN) OR LOSS OF OR DAMAGE TO PROPERTY OCCURRING ON OR ABOUT THE PREMISES (OR ANY PART THEREOF) OR THE ADJOINING SIDEWALKS, CURBS, OR THE ADJOINING STREETS OR WAYS, (ii) ANY CHANGE TO THE USE OR CONDITION OF THE PREMISES (OR ANY PART THEREOF), (iii) THE FAILURE ON THE PART OF LANDLORD TO PERFORM OR COMPLY WITH ANY OF THE TERMS OF THIS LEASE, (iv) PERFORMANCE OF ANY LABOR OR SERVICES OR THE FURNISHING OF ANY MATERIALS OR OTHER PROPERTY IN RESPECT OF THE PREMISES OR ANY PART THEREOF, AND (v) THE NEGOTIATION OF A CONDEMNATION AWARD OR INSURANCE PAYOUT WITH RESPECT TO ANY DAMAGE OR DESTRUCTION TO THE PREMISES. LANDLORD WILL INDEMNIFY, DEFEND AND HOLD HARMLESS MASTER TENANT AND MASTER TENANT’S AGENTS FROM AND AGAINST ALL THE LIABILITIES, OBLIGATIONS, CLAIMS AND OTHER EXPENSES AS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE EXCEPT TO THE EXTENT SAME MAY BE CAUSED OR ALLEGED TO BE CAUSED BY THE JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OR DEFAULT OF MASTER TENANT OR MASTER TENANT’S AGENTS, INCLUDING ANY SUCH CLAIM, CAUSE OF ACTION, OR SUIT IS BASED UPON OR ALLEGED TO BE BASED UPON THE STRICT LIABILITY OF MASTER TENANT OR MASTER TENANT’S AGENTS. In case any action, suit or proceeding is brought against Master Tenant by reason of any such occurrence, Landlord, upon Master Tenant’s request, will at Landlord’s sole cost and expense defend such action, suit or proceeding, or cause the same to be defended by counsel designated by Landlord and reasonably acceptable to Master Tenant. The obligations of Landlord under this Section 12.2 arising by reason of any such occurrence taking place during the term of this Lease will survive any termination of this Lease.

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12.3 Environmental Indemnity.

(a) Master Tenant Indemnity. Except as otherwise provided under the terms of Section 7.3 hereof, Master Tenant agrees that Master Tenant will not bring onto the Premises any Hazardous Materials. MASTER TENANT HEREBY INDEMNIFIES LANDLORD OF, FROM AND AGAINST ANY AND ALL LOSS, COST, DAMAGE OR EXPENSE ARISING FROM THE INTRODUCTION OF ANY HAZARDOUS MATERIALS ONTO THE PREMISES BY MASTER TENANT, OR ANY EMPLOYEE OR AGENT, OFFICER, DIRECTOR, INVITEE OR GUEST OF MASTER TENANT (BUT NOT ANY SUBLESSEE OR ITS GUESTS, INVITEES OR AGENTS). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THIS INDEMNITY SPECIFICALLY COVERS COSTS INCURRED IN CONNECTION WITH ANY INVESTIGATION OR MONITORING OF SITE CONDITIONS, ANY CLEAN‑UP, CONTAINMENT, REMEDIAL OR RESTORATION WORK REQUIRED OR PERFORMED BY ANY FEDERAL, STATE OR LOCAL GOVERNMENTAL AGENCY OR POLITICAL SUBDIVISION OR PERFORMED BY ANY NON‑GOVERNMENTAL ENTITY OR PERSON BECAUSE OF THE PRESENCE, SUSPECTED PRESENCE, RELEASE OR SUSPECTED RELEASE OF ANY HAZARDOUS MATERIALS IN OR INTO THE AIR, SOIL, GROUNDWATER OR SURFACE WATER AT, ABOUT, UNDER OR WITHIN THE PREMISES (OR ANY PART THEREOF) AS A RESULT OF THE ACTIONS OF MASTER TENANT OR ITS EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, INVITEES AND GUESTS (BUT NOT ANY SUBLESSEE).

(b) Landlord Indemnity. Except as otherwise provided under the terms of Section 7.3 hereof, Landlord agrees that Landlord will not bring onto the Premises any Hazardous Materials. LANDLORD HEREBY INDEMNIFIES MASTER TENANT OF, FROM AND AGAINST ANY AND ALL LOSS, COST, DAMAGE OR EXPENSE ARISING FROM THE INTRODUCTION OF ANY HAZARDOUS MATERIALS ONTO THE PREMISES BY LANDLORD, OR ANY EMPLOYEE OR AGENT, OFFICER, DIRECTOR, INVITEE OR GUEST OF LANDLORD (BUT NOT ANY SUBLESSEE OR ITS GUESTS, INVITEES OR AGENTS). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THIS INDEMNITY SPECIFICALLY COVERS COSTS INCURRED IN CONNECTION WITH ANY INVESTIGATION OR MONITORING OF SITE CONDITIONS, ANY CLEAN‑UP, CONTAINMENT, REMEDIAL OR RESTORATION WORK REQUIRED OR PERFORMED BY ANY FEDERAL, STATE OR LOCAL GOVERNMENTAL AGENCY OR POLITICAL SUBDIVISION OR PERFORMED BY ANY NON‑GOVERNMENTAL ENTITY OR PERSON BECAUSE OF THE PRESENCE, SUSPECTED PRESENCE, RELEASE OR SUSPECTED RELEASE OF ANY HAZARDOUS MATERIALS IN OR INTO THE AIR, SOIL, GROUNDWATER OR SURFACE WATER AT, ABOUT, UNDER OR WITHIN THE PREMISES (OR ANY PART THEREOF) AS A RESULT OF THE ACTIONS OF LANDLORD OR ITS EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, INVITEES AND GUESTS (BUT NOT ANY SUBLESSEE).

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12.4 Waiver of Liabilities; Waiver of Subrogation. So long as it is permissible to do so under the laws and regulations governing the writing of insurance within the state in which the Premises are located, all insurance carried by either Landlord or Master Tenant (or Master Tenant’s assignee or sublessee) will provide for a waiver of rights of subrogation against Landlord and Master Tenant on the part of the insurance carrier. Unless the waiver contemplated by this sentence is not obtainable for the reasons described in this Section 12.4, Landlord waives any and all rights of recovery, claims, actions or causes of action against Master Tenant (and its assignee or sublessee, if applicable) and any officer, director, owner, partner, employee, agent, contractor, vendor or broker of Master Tenant (and its assignee or sublessee, if applicable) and Master Tenant waives any and all rights of recovery, claims, actions or causes of action against Landlord and any officer, director, owner, partner, employee, agent, contractor, vendor, property manager or broker of Landlord, for any loss or damage to property or any injuries to or death of any person which is covered or would have been covered under the insurance policies required under this Lease. The foregoing release will not apply to losses or damages in excess of actual or required policy limits (whichever is greater) nor to any deductible (up to a maximum of $10,000) applicable under any policy obtained by the waiving party. The failure of either party (the “Defaulting Party”) to take out or maintain any insurance policy required under this Lease will be a defense to any claim asserted by the Defaulting Party against the other party hereto by reason of any loss sustained by the Defaulting Party that would have been covered by any such required policy. The waivers set forth in this Section 12.4 will be in addition to, and not in substitution for, any other waivers, indemnities, or exclusions of liability set forth in this Lease.

13. ASSIGNMENTS AND SUBLETTING.

13.1 Landlord’s Consent. Without Landlord’s written consent, Master Tenant may assign, mortgage, pledge, encumber, hypothecate or otherwise transfer or permit the transfer of this Lease or Master Tenant’s interest in this Lease to any Affiliated Tenant (the foregoing being referred to herein as a “Transfer”). For purposes of this Section 13, a Transfer does not include any non‑material change in the ownership or control of Master Tenant (if Master Tenant is a corporation, a partnership or any other entity or a transfer of less than all of Master Tenant’s interest under this Lease). Any attempted Transfer by Master Tenant in violation of the terms and covenants of this Section 13 will be void. Any assignee or sublessee of all of Master Tenant’s interest in this Lease which is approved and permitted pursuant hereto must expressly accept and assume in writing all of the applicable obligations of Master Tenant hereunder. Landlord hereby acknowledges that a lease to the Approved Sublessee is not a transfer. Landlord expressly acknowledges and agrees that should the existing Approved Sublease terminate for any reason, Master Tenant shall have the right to sublease the Premises to a replacement tenant and that the such replacement tenant will also be referred to herein as an Approved Subtenant.

13.2 Procedure. If Master Tenant desires to effect a transfer (other than to the Approved Subtenant or in compliance with Section 13.1 above), then Master Tenant must deliver written notice of such intent to Landlord, together with a copy of the proposed instrument of assignment or sublease, at least 15 days prior to the proposed Transfer date. Landlord will use reasonable efforts to respond to Master Tenant’s request to assign this Lease or enter into a sublease of the Premises within 10 days of receipt of such written notice. The failure of Landlord to respond within such 10 day period shall constitute Landlord’s acceptance of such request.

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13.3 Effect of Approved Sale as Assignment or Approved Sublease. If Landlord approves any Transfer which effectuates a complete assignment or other transfer of all of Master Tenant’s interest under this Lease hereunder, Master Tenant will be released and discharged from any and all liabilities or obligations (whether past, present or future) under this Lease (including under any Extension Term of this Lease). If the rental rate agreed upon between Master Tenant and any proposed subtenant (including Approved Subtenant) under any proposed sublease (including the Approved Sublease) of the Premises (or any part thereof) is greater than the rental rate that Master Tenant must pay Landlord hereunder for that portion of the Premises that is subject to such proposed sublease, or if any consideration is received by Master Tenant in connection with any such proposed Transfer (in addition to rental as provided in any such proposed sublease), then all of such excess rental or such consideration, as the case may be (or both), will be the exclusive property of Master Tenant. All Transfers of less than all of Master Tenant’s interest under this Lease which are approved and permitted pursuant hereto will be subject and subordinate to this Lease (including any amendment hereto or modification, extension, renewal or replacement hereof) and all of the terms and covenants hereof; all Transfers of all of Master Tenant’s interests under this Lease which are approved and permitted pursuant hereto will be in full assumption by such assignee and full release of Master Tenant of all liabilities and obligations hereunder. Landlord agrees to, and each Fee Mortgagee will, enter into any reasonable recognition agreement requested by Master Tenant or any assignee or sublessee, which will have priority over the subordination and termination provisions of this Lease. The covenants and agreements set forth in this Section 13 will run with the Land and will bind Master Tenant and Master Tenant’s heirs, executors, administrators, personal representatives, representatives in any bankruptcy proceeding, successors and assigns. Upon the occurrence of a Master Tenant Event of Default and the termination of this Lease, but subject to any subordination, non‑disturbance and attornment agreement or recognition agreement executed by Landlord, any Fee Mortgagee, and Master Tenant or any assignee or sublessee, if the Premises or any part thereof are then assigned or sublet, Landlord, in addition to any other remedy herein provided or provided at law or in equity, may at Landlord’s option collect directly from any such assignee or sublessee all rents becoming due to Master Tenant under such assignment or sublease and apply such rent against any sums due to Landlord and Fee Mortgagee, if applicable, from Master Tenant hereunder.

14. DEFAULT OF MASTER TENANT.

14.1 Master Tenant Events of Default. Each of the following occurrences will constitute an “Master Tenant Event of Default” by Master Tenant under this Lease: (i) Master Tenant fails to pay any installment of Base Rent, or any other sum or payment to Landlord as and when due and such failure continues for a period of twenty (20) days after Landlord delivers written notice thereof to Master Tenant; (ii) any other material failure or material default in the performance of any of the other covenants, agreements, conditions or undertakings herein contained to be kept, observed and performed by Master Tenant and such material failure or material default continues for a period of 30 days after Landlord delivers written notice thereof to Master Tenant; provided, however, if such default is not capable of being cured within such thirty (30) day period, provided the Master Tenant commences such cure and diligently pursues cure, such time shall be extended to allow Master Tenant to complete such cure; (iii) Master Tenant generally does not pay its debts as they become due or admits in writing its inability to pay its debts, or Master Tenant files a petition in voluntary bankruptcy under the Federal Bankruptcy Act or similar law, state or federal, whether now or hereafter existing, or Master Tenant files an answer admitting insolvency or inability to pay Master Tenant’s debts, or Master Tenant fails to obtain a vacation or stay of involuntary proceedings in bankruptcy or insolvency within 90 days after the filing of same (as hereinafter provided), or Master Tenant is adjudicated a bankrupt, or a trustee or receiver shall be appointed for Master Tenant or for all of Master Tenant’s property or the major part thereof, or any court has taken jurisdiction of the property of Master Tenant or the major part thereof in any involuntary proceeding for reorganization, dissolution, liquidation or winding up of Master Tenant, and such trustee or receiver shall not be discharged or such jurisdiction relinquished or vacated or stayed on appeal or otherwise removed within 90 days after such appointment; (iv) Master Tenant makes an assignment for the benefit of Master Tenant’s creditors; (v) Master Tenant abandons all of its interest in the Premises pursuant to this Lease; (vi) Master Tenant fails to discharge any lien or encumbrance placed or suffered upon the Premises by Master Tenant’s actions or inactions in violation of the terms and conditions of this Lease within ninety (90) days after such lien or encumbrance is filed against the Premises; provided, however, Master Tenant shall be allowed to dispute such claim and such disputed claim shall not be a Master Tenant Event of Default if Master Tenant diligently disputes such claim or otherwise bonds over such claim; (vii) Master Tenant fails to make Fee Mortgage Debt Service Payments within the time period required thereunder for payment, including any notice and cure periods contained in the Fee Loan Documents; or (viii) Master Tenant fails to make Fee Mortgage Expense payments within the time period required thereunder for payment, including any notice and cure periods contained in the Fee Loan Documents, for a period of five (5) business days after receiving written notification of such failure from Landlord

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14.2 Remedies. Upon the occurrence of any Master Tenant Event of Default under this Lease, Landlord shall have the right to make the election specified in Section 1.4(b) hereof.

14.3 Landlord’s Remedies Exclusive. The right, power and remedy of Landlord as provided for in Section 1.4(b) of this Lease will be the sole and exclusive remedy of Landlord under this Lease, and every other right, power or remedy now or hereafter existing at law or in equity or by statute or otherwise are hereby waived in all respects.

15. DEFAULT OF LANDLORD.

15.1 Landlord Events of Default. Each of the following occurrences will constitute an “Landlord Event of Default” by Landlord under this Lease: (i) Landlord fails to pay any other sum or payment under the Lease to Master Tenant as and when due and such failure continues for a period of twenty (20) days after Master Tenant delivers written notice thereof to Landlord; (ii) any other failure or default in the performance of any of the other covenants, agreements, conditions or undertakings under the Lease to be kept, observed and performed by Landlord and such failure or default continues for a period of 30 days after Master Tenant delivers written notice thereof to Landlord; (iii) Landlord generally does not pay its debts as they become due or admits in writing its inability to pay its debts, or Landlord files a petition in voluntary bankruptcy under the Federal Bankruptcy Act or similar law, state or federal, whether now or hereafter existing, or Landlord files an answer admitting insolvency or inability to pay Landlord’s debts, or Landlord fails to obtain a vacation or stay of involuntary proceedings in bankruptcy or insolvency within 60 days after the filing of same (as hereinafter provided), or Landlord is adjudicated a bankrupt, or a trustee or receiver shall be appointed for Landlord or for all of Landlord’s property or the major part thereof, or any court has taken jurisdiction of the properties of Landlord or the major part thereof in any involuntary proceeding for reorganization, dissolution, liquidation or winding up of Landlord, and such trustee or receiver shall not be discharged or such jurisdiction relinquished or vacated or stayed on appeal or otherwise removed within 60 days after such appointment; (iv) Landlord makes a general assignment for the benefit of Landlord’s creditors; (v) Landlord abandons all of its interest in the Premises pursuant to this Lease; (vi) Landlord fails to discharge any lien or encumbrance placed or suffered upon the Premises by Landlord’s actions or inactions in violation of the terms and conditions of this Lease within ninety (90) days after such lien or encumbrance is filed against the Premises; (vii) any default by Landlord under the Fee Loan Documents, except for those covenants hereof which are made the responsibility of Master Tenant under this Lease; or (viii) any default by Landlord under the Approved Sublease, except for those covenants hereof which are made the responsibility of Master Tenant, unless Landlord fails to convey information to Master Tenant necessary for Master Tenant to fulfill the Landlord’s obligations under the Approved Sublease.

15.2 Remedies. Upon the occurrence of any Landlord Event of Default under this Lease, Master Tenant shall have the right to make the election specified in Section 1.4(a) hereof, and seek any other remedies available at law or in equity.

16. QUIET ENJOYMENT; RIGHT OF ENTRY. So long as Master Tenant faithfully and timely performs all the agreements, terms, covenants and conditions of this Lease, Master Tenant’s quiet and peaceful enjoyment of the Premises will not be disturbed or interfered with by Landlord, or any party claiming by, through or under Landlord, subject to the terms and provisions of this Lease. Notwithstanding the foregoing, Landlord will have the right, at all reasonable times during the Term, to enter the Premises upon two days’ prior notice and subject to any other requirements in any assignment or sublease, for the purpose of inspecting the Premises, so long as the exercise of such right does not unreasonably interfere with Master Tenant’s or any sublessee’s or assignee’s (including the Approved Subtenant’s) occupancy and use of the Premises.

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17. TENANT’S WAIVER OF STATUTORY AND OTHER RIGHTS. In the event of any termination of this Lease, Master Tenant, to the extent permitted by law, waives (i) any notice of re‑entry or of the institution of legal proceedings to that end, subject to the terms of any sublease or assignment, (ii) any right of redemption, re‑entry or repossession, (iii) any right to a trial by jury in any proceeding or in any matter in any way connected with this Lease, and (iv) the benefits of any laws now or hereafter in force exempting property from liability for rent or for debt. To the full extent permitted by law, Master Tenant further hereby releases and waives all claims against Landlord and Landlord’s principals, agents, representatives, employees, officers, directors, shareholders and independent contractors, for injury or damage to person, property or business sustained in or about the Premises by Master Tenant or Master Tenant’s agents, employees or contractors, other than damage proximately and solely caused by the negligence or willful misconduct of Landlord or Landlord’s agents or employees. Landlord additionally will not be responsible or liable to Master Tenant for any event, act or omission to the extent same is covered by insurance maintained or required to be maintained by Master Tenant with respect to the Premises and Master Tenant’s use and occupancy thereof (whether or not such insurance is actually obtained or maintained), and, at the request of Landlord, Master Tenant must from time to time cause Master Tenant’s (or any sublessee’s or assignee’s) insurers to provide effective waivers of subrogation for the benefit of Landlord and Landlord’s agents, employees, contractors and insurers in a form satisfactory to Landlord.

18. NO WAIVER, ETC., BY LANDLORD. No failure by Landlord to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no submission by Master Tenant or acceptance by Landlord of full or partial Rent during the continuance of any such breach, will constitute a waiver of any such breach or of any such term. No waiver by Landlord of any breach will affect or alter this Lease, which will continue in full force and effect, nor will any such waiver affect or alter the rights of Landlord with respect to any other then existing or subsequent breach hereunder. In no event will any purported waiver by Landlord be effective unless set forth in writing duly executed by Landlord.

19. LANDLORD’S LIEN. In addition to any statutory lien for Rent existing in Landlord’s favor, Master Tenant hereby grants to Landlord as security for the payment of all Rent and all other sums becoming due under this Lease, a continuing security interest in all rents, contract rights and accounts receivable related to or arising from the Premises (if any), until all arrearages in Rent as well as any and all other sums of money then due to Landlord hereunder have been paid and discharged). Proceeds of the aforedescribed collateral are also covered. If a Master Tenant Event of Default occurs under this Lease, Landlord will have, in addition to any other remedies provided herein or by law, all rights and remedies under the Uniform Commercial Code, including without limitation the right to sell the property described in this Section 19 (if any) at public or private sale upon ten (10) days’ notice to Master Tenant. Master Tenant hereby agrees to execute such other instruments necessary or desirable in Landlord’s discretion to perfect the security interest hereby created. Any statutory lien for Rent is not hereby waived, the express contractual lien herein granted being in addition and supplementary thereto. This Lease and security agreement may serve as a financing statement and that a copy or photograph or other reproduction of this portion of this Lease may be filed of record by Landlord and have the same force and effect as the original. This security agreement and financing statement, subject to any assignment or sublease or any recognition agreement or subordination, non‑disturbance and attornment agreement applicable hereto, , and may be filed for record in the real estate records of the county in which the Premises are located. Master Tenant warrants that the collateral subject to the security interest granted herein, if any, is not purchased or used by Master Tenant for personal, family or household purposes.

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20. ACCEPTANCE OF SURRENDER. No modification, termination or surrender of this Lease or surrender of the Premises or any part thereof or of any interest therein by Master Tenant will be valid or effective unless agreed to and accepted in writing by Landlord and any Fee Mortgagee, and no act by any representative or agent of Landlord or any Fee Mortgagee, other than such a written agreement and acceptance by Landlord and any Fee Mortgagee, will constitute an acceptance thereof.

21. NO MERGER OF TITLE. There will be no merger of the leasehold estate created by this Lease with the fee estate in the Premises by reason of the fact that the same person may acquire or hold (i) the leasehold estate created by this Lease or any interest in such leasehold estate, and (ii) the fee estate in the Premises or any interest in such fee estate. No such merger shall occur unless and until all persons (including any Fee Mortgage), having any interest in (i) the leasehold estate created by this Lease, and (ii) the fee estate in the Premises, join in a written instrument effecting such merger and shall duly record the same, subject to any rights under any recognition agreement or subordination, non‑disturbance and attornment agreement relating to this Lease (or any assignment or sublease) or the Premises.

22. LANDLORD REPRESENTATIONS, WARRANTIES AND COVENANTS .

22.1 Landlord Covenants.

(a) Refinancing. Landlord hereby agrees, during the Initial Term or any applicable Extension Term, not to mortgage, pledge, encumber or hypothecate, the Premises or any portion thereof, except by reason of a mortgage obtained in the ordinary course of business to refinance the property.

(b) Covenant Running with the Land; Conveyance of the Premises Subject to the Lease. Landlord hereby agrees that it may assign, convey or otherwise dispose of all of the Premises (but not less than all); provided, however, the Landlord and the Master Tenant hereby agree (i) that, for so long as this Lease remains in effect (for the avoidance of doubt, for the entire Term, including the Initial Term and any applicable Extension Term), any assignment, conveyance or other disposition of the Premises may only occur if the transferee acquires the Premises subject to this Lease; and (ii) that this Lease and the benefits and burdens of the rights contained herein create a covenant running with the Premises and a valid and present interest in the Premises in favor of the Master Tenant, and shall be a charge and burden on the Premises for the duration of this Lease (for the avoidance of doubt, for the entire Term, including the Initial Term and any applicable Extension Term). Accordingly, this Lease shall be deemed to be an interest in and encumbrance on the Premises and shall be binding upon and against the Landlord and its successors, assigns, permittees, licensees, lessees, employees, and agents. The easements, leases and other rights of the benefitted properties and Master Tenant hereunder shall inure to the benefit of Master Tenant and its successors, assigns, permittees, licensees, lessees, employees, and agents.

(c) Securities Law Compliance. Subject to Section 22.1(b) above, the Landlord and the Master Tenant hereby agree that the beneficial interest in Landlord may be sold, transferred or assigned, provided that the transferor has satisfied any applicable securities law.

(d) No Interference. Without written approval of Master Tenant, Landlord agrees not to exercise any rights Landlord has as owner of the Premises, the original landlord under the Approved Sublease, or the borrower under the Fee Loan Documents, unless Master Tenant is in default under the terms of this Lease or the Fee Loan Documents, as applicable, and any applicable notice and cure period therefor has passed.

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(e) Notices. Landlord agrees to promptly provide a true, correct and complete copy to Master Tenant of any and all notices received by Landlord from the Fee Mortgagee or with respect to the Fee Loan Documents, from the Approved Subtenant or with respect to the Approved Sublease, or otherwise with respect to the Premises. If any of such notices describe a breach or default or otherwise need prompt attention, Landlord will immediately deliver a copy of same to Master Tenant by email and overnight delivery service; otherwise, the copy must be given to Master Tenant within two (2) days.

(f) Information. Landlord agrees to promptly provide Master Tenant with all information necessary for Master Tenant to properly fulfill the Landlord’s obligations under the Approved Sublease.

22.2 Landlord Representations and Warranties. Landlord hereby unconditionally warrants, represents and covenants, to the best of Landlord’s knowledge, to Master Tenant, as of the date hereof as follows.

(a) Governmental Requirements. No material violation of any Governmental Requirements exists with respect to the Premises, and Landlord is not in default and has not been notified of a possible violation with respect to any Governmental Requirements. The Improvements comply with all applicable Governmental Requirements and Legal Requirements.

(b) Utility and Municipal Services. All utility services of sufficient size and capacity necessary for the operation of the Improvements for their intended purposes are available at or within the property line of the Land, including potable water, storm drainage, sanitary sewer, gas, electric, and telephone facilities, and such utilities have been accepted by applicable Governmental Authorities if required. The Land and Improvements are served by fire, police and ambulance service by the local Governmental Authority.

(c) Easements; Access. All easements and rights-of-way required by all Governmental Authorities and from private parties for the construction of the Improvements and the use and operation of the Premises for its intended purposes (including for all utility services and all access) have been obtained and recorded in the appropriate records of the county in which the Land is located. All off-site roads and public utilities necessary for the full utilization of the Land and Improvements for their intended purposes have been completed, dedicated to the public use, and accepted by the appropriate Governmental Authorities.

(d) Uses. The present and intended uses of the Premises are permitted by, and comply with, all zoning ordinances, subdivision and platting requirements, deed restrictions, other restrictive covenants, licensing requirements, building codes, flood disaster and environmental protection laws, and other Governmental Requirements and Legal Requirements affecting the use or occupancy of the Premises.

(e) Flood Plain. No portion of the Premises is located within any designated flood plain or special flood hazard area, or if the Land is in flood hazard area, and Master Tenant has approved same (such approval being in the sole and absolute discretion of Master Tenant), Landlord has executed Master Tenant’s Notice of Flood Hazard Area and/or such other documentation required by Master Tenant, and Landlord has obtained and will maintain flood insurance coverage for the Premises as otherwise specified herein.

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(f) No Proceedings. There does not exist nor is there threatened, to Landlord’s knowledge any: (i) any actions, suits, or proceedings, at law or in equity, pending before any Governmental Authority or arbitrator against or affecting Landlord or involving the Premises; (ii) outstanding or unpaid judgments against the Landlord or the Premises; or (iii) defaults by Landlord with respect to any order, writ, injunction, decree, or demand of any Governmental Authority or arbitrator.

(g) Leases. The Approved Sublease has been duly executed by all parties thereto and are in full force and effect; there are no other leases affecting the Premises. There are no defaults under the Approved Sublease and any other leases, and Landlord has not received notice of a breach or default under the Approved Sublease and any other leases that has not been fully cured. All conditions to the effectiveness or continuing effectiveness thereof required to be satisfied as of all times during the term of the Approved Sublease and any other leases.

(h) Premises Contracts. To Landlord’s best knowledge, all Contracts (if any) have been duly executed by all parties thereto and are in full force and effect. Landlord is not, and to Landlord’s best knowledge, no other party is, in default, and there exists no event or fact that with the giving of notice, the passage of time, or both, would constitute a default under any material Contract.

(i) Land. The Land is not part of a larger tract of land owned by Landlord or any third‑party, is not otherwise included under any unity of title or similar covenant with other lands not encumbered by the Lease, and constitutes a separate tax lot or lots with a separate tax assessment or assessments for the Land and Improvements, independent of those for any other lands or improvements.

(j) No Transfer. Landlord has not directly or indirectly conveyed, assigned, or otherwise disposed of or transferred (or agreed to do so) any development rights, air rights, or other similar rights, privileges, or attributes with respect to the Premises, including those arising under any zoning or land use ordinance or other law or governmental requirement.

(k) Other Contracts. Except as otherwise provided for in the Fee Loan Documents, the Landlord has made no contract or arrangement of any kind the performance of which by the other party thereto would give rise to a lien or a right to a lien on the Premises.

(l) Sale of Premises. Landlord has not entered into any agreement to sell or to provide any person or organization an option or right to purchase all or any portion of the Premises.

(m) Disclosure. Landlord has not failed to disclose to Master Tenant any fact known to it or which should reasonably be expected to be known to it which materially and adversely affects, or which Landlord anticipates, or should reasonably be expected to anticipate, will materially and adversely affect, Landlord, its ability to perform its respective obligations under the Lease, and/or the Premises.

(n) Statements. No certificate, statement, report, or other information delivered prior hereto, concurrently herewith, or hereafter by Landlord to Master Tenant in connection herewith, or in connection with any transaction contemplated hereby, contains or will contain any untrue statement of a material fact or fails to state any material fact necessary to keep the statements contained therein from being misleading, and same are, or will be, as the case may be, true, complete, and accurate in all material respects as of the date hereof (if given prior to or contemporaneously herewith) or as of the date thereof (if given after the date hereof).

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(o) Hazardous Materials. To the best of Landlord’s current actual knowledge, no Hazardous Materials (defined above) are present at or about the Premises, and Landlord has received no written notification from any governmental or quasi-governmental authority of any possible violations of any Legal Requirements (defined below) with respect to the Premises. To the best of Landlord’s current actual knowledge, Landlord has not conducted any activity on the Premises involving the generation, storage or disposal of Hazardous Materials. To the best of Landlord’s current actual knowledge, no portion of the Premises is now being used to treat, store, generate or dispose of Hazardous Materials, excepting for those materials ordinarily and customarily used, stored, present or handled in the regular operation of the Premises in the ordinary course of business and in compliance with all applicable laws, ordinances, regulations, statutes, rules and restrictions (“Legal Requirements”). Further, to the best of Landlord’s current actual knowledge, Landlord has not received written notice of any discharge, spill, or disposal of any Hazardous Materials on, in or under the Premises, and (ii) there are no storage tanks or wells located on, in or under the Premises.

22.3 Fee Loan Documents. Landlord hereby covenants, represents and/or warrants as set forth below:

(a) If the Fee Loan Documents exist as of the Effective Date, then Landlord has delivered to Master Tenant a true, complete and correct copy of the Fee Loan Documents and none of same have been modified or amended except as included in the copies delivered to Master Tenant. If Master Tenant will be obligated to obtain the financing under the Fee Loan Documents, then Landlord agrees to execute and deliver such Fee Loan Documents, in a form approved by Master Tenant’s attorneys, and in substantial accordance with the forms thereof provided to Landlord prior to the Effective Date. The Fee Mortgage and Fee Loan Documents shall be subject to Master Tenant’s reasonable approval, and except as expressly provided herein, Landlord will not obtain a new Fee Mortgage or modify or amend the Fee Loan Documents, without Master Tenant’s consent, not to be unreasonably withheld.

(b) As of the date hereof, no default or event of default, or any facts or circumstances which with the passage of time or giving of notice or both could result in the occurrence of a default or an event of default, exist under the Fee Loan Documents.

(c) The Fee Mortgage secures only the indebtedness and obligations arising under the Fee Loan Documents relating to the Premises.

(d) Fee Loan Documents may not contain any prohibition on the transactions evidenced by this Lease, including, but not limited to, the long term leases. Landlord states that Landlord does not now and does not intend ever to reside in, use in any manner, or claim the Premises described in this Lease as their homestead. Landlord disclaims all homestead rights, interests and exemptions related to the Premises.

(e) The execution and delivery of this Lease is not a violation of the Fee Loan Documents and no approvals are required from Fee Mortgagee for Landlord’s execution, delivery and performance under this Lease.

(f) Other than the Fee Loan Documents, Landlord has not entered into, or authorized any party to enter into, any liens, mortgages or encumbrances affecting the Premises.

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23. BROKERS. Landlord and Master Tenant represent and warrant that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, AND LANDLORD AND MASTER TENANT HEREBY AGREE TO AND SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS THE OTHER PARTY FROM AND AGAINST ANY CLAIMS BY ANY BROKER, AGENT OR OTHER PERSON CLAIMING A COMMISSION OR OTHER FORM OF COMPENSATION BY VIRTUE OF HAVING DEALT WITH INDEMNIFYING PARTY WITH REGARD TO THE LEASING TRANSACTION THE SUBJECT OF THIS LEASE.

24. SURRENDER; HOLDING OVER.

24.1 Surrender of Premises. No act by Landlord will be deemed an acceptance by Landlord of Master Tenant’s surrender of the Premises, and no agreement to accept a surrender of the Premises will be valid, unless the same is made in writing and signed by Landlord. Upon the expiration or other termination of the Term of this Lease, Master Tenant will quit and surrender to Landlord the Premises, including all buildings, replacements, changes, additions and improvements constructed, erected, added or placed by Master Tenant thereon, with all Equipment in or appurtenant thereto, in good condition and repair, reasonable wear and tear excepted. Upon the expiration or sooner termination of this Lease, all Buildings (if any, including all Equipment in or appurtenant thereto), improvements and all changes, additions and alterations therein shall be and remain on the Land and title to all such property will vest in and belong to Landlord without further action on the part of either party hereto and without cost or charge to Landlord. All of Master Tenant’s items not removed will be deemed to have been abandoned by Master Tenant and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without notice to Master Tenant and without any obligation to account for such items. Landlord will not be liable or responsible for any loss of or damage to any personalty owned or held by or for Master Tenant which may be on the Premises when Landlord takes possession of it, nor will Landlord be required to account for any such personalty.

24.2 Holding Over. If Master Tenant, or any assignee of Master Tenant, continues to occupy the Premises after the expiration or other termination of the Term and for more than 75 days after written notice from Landlord of the termination or expiration of this Lease and demand to vacate and surrender the Premises (which notice may be given during the final 75 days of the Term), then same shall be deemed to be a Master Tenant Event of Default. Acceptance by Landlord of any Rent after any such expiration or other termination of this Lease shall not constitute a renewal of this Lease or a consent to such holdover occupancy, nor shall any such acceptance waive Landlord’s right of re‑entry or any other right contained in this Lease or provided by law or in equity.

24.3 Survival. The provisions of this Section 24 will survive the expiration or termination of the Term.

25. PROVISIONS SUBJECT TO APPLICABLE LAW. All rights, powers and remedies provided herein may be exercised only to the extent that the exercise thereof does not violate any applicable law, and all such rights, powers and remedies are intended to be limited to the extent necessary so that they will not render this Lease invalid or unenforceable under any applicable law. If any provision of this Lease is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the other terms of this Lease will in no way be affected thereby.

26. NOTICES, ETC. All notices and other communications hereunder must be in writing and will be deemed to have been given when mailed by first class registered or certified mail, postage prepaid, return receipt requested, or when delivered by a nationally recognized overnight courier service who must provide a receipt evidencing such delivery, and in either such case only when addressed and delivered (i) if to Master Tenant, at the address provided on the Master Tenant’s signature page hereto, and (ii) if to Landlord, at the address for Landlord at the address provided on Landlord’s signature page hereto, or (iii) if to a Fee Mortgagee, at the address furnished by such Fee Mortgagee in writing to Master Tenant.

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27. NET LEASE.

27.1 Fully Net Lease. This Lease is intended to be a fully net lease, it being the intention of the parties hereto that Landlord will have and enjoy the Rent without notice or demand, and without set‑off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense, except as herein specifically provided. Nothing herein contained, however, will be construed so as to require Master Tenant to pay or be liable for any gift, inheritance, estate, franchise, income, profit, capital or similar tax, or any other tax in lieu of any of the foregoing, imposed upon Landlord, or any successor or assign of Landlord. Landlord and Master Tenant agree that this Lease is a true lease and does not represent a financing arrangement, joint venture, management arrangement, or any arrangement other than a true lease. Each party shall reflect the transactions represented by this Lease in all applicable books, records and reports (including, without limitation, income tax filings) in a manner consistent with “true lease” treatment.

27.2 No Reduction of Rent. Except as otherwise provided herein, Master Tenant will not be entitled to any set‑off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to the Rent, or any other sums payable under this Lease. The obligations of Master Tenant under this Lease will not be affected by any interference with Master Tenant’s use of any of the Premises for any reason, including, without limitation, any inconvenience, interruption, cessation or loss of business or otherwise caused directly or indirectly by (i) any present or future Laws or Regulations; (ii) any title defect or encumbrance affecting the Premises of any part thereof; (iii) any bankruptcy, insolvency, reorganization, dissolution, liquidation or other like proceeding relating to Landlord; (iv) any claim that Master Tenant has or might have against Landlord other than as specified herein; (v) any latent or other defect in, or any theft or loss of any of the Premises, or (vi) by war or any matter or things resulting therefrom. Except as otherwise provided herein, Master Tenant waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Lease or the Premises or any part thereof.

28. LIMITATION OF LANDLORD’S LIABILITY. As used in this Lease, the term “Landlord” means the entity herein named as such, together with such entity’s successors and assigns. No person holding Landlord’s interest under this Lease (whether or not such person is named as the “Landlord”) shall have any liability hereunder after such person ceases to hold such interest, except for any liability accruing hereunder while such person held such interest. Except as otherwise provided herein, no principal, officer, director, shareholder, employee, agent, representative or partner (general or limited) or member or manager of Landlord will have any personal liability under any provision of this Lease. If Landlord defaults in the performance of any of Landlord’s obligations under this Lease or otherwise, Master Tenant will look solely to Landlord’s interest in the Premises and not to the assets, interests or rights of any principal, officer, director, shareholder, employee, agent, representative or partner (general or limited) of Landlord for satisfaction of Master Tenant’s remedies on account thereof, it being hereby agreed that Landlord’s liability under this Lease is limited to Landlord’s interest in the Premises and Master Tenant agrees to look solely to Landlord’s interest in the Premises to satisfy any obligation of Landlord under this Lease.

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29. TENANT’S RIGHTS.

29.1 Power of Attorney. In addition to Master Tenant’s other rights and remedies, whether hereunder or in law or equity, Master Tenant shall have the right, but not the obligation, to exercise the rights as attorney‑in‑fact as provided below. Landlord hereby constitutes and appoints (which appointment is coupled with an interest and is therefore irrevocable) Master Tenant as Landlord’s true and lawful attorney in fact, with full power of substitution, and hereby empowers Master Tenant, acting as Landlord’s attorney in fact, at any time after the Effective Date, as follows: (i) to use any funds due to Landlord, including any balance which may be unadvanced under the Fee Loan Documents, and in any other escrow held by Fee Mortgagee for benefit of Landlord; (ii) to continue and perform any of Landlord’s rights or obligations under the Approved Sublease and the Fee Loan Documents including renegotiating, amending and modifying the terms thereof; (iii) to employ such contractors, subcontractors, agents, design professionals, and inspectors as shall be necessary or desirable for said purposes; (iv) to pay, settle, or compromise all existing bills and claims which are or may be liens against the Premises; (v) to execute all the applications and certificates in the name of Landlord which may be required by any governmental authority; (vi) to do any and every act with respect to the Premises which Landlord could do in Landlord’s own behalf; and (vii) to prosecute and defend all actions or proceedings in connection with the Premises and to take such action and require such performance as is deemed necessary or desirable. The power of attorney under this Section shall terminate upon the termination of the Lease in full or upon foreclosure of the Fee Loan Documents. Master Tenant shall incur no liability if any action taken by it as attorney‑in‑fact as permitted above shall prove to be inadequate, invalid, or poor judgment, so long as Master Tenant did not act with willful misconduct. SUBJECT TO SECTION 12.1, LANDLORD AGREES TO INDEMNIFY AND HOLD TENANT HARMLESS FROM AND AGAINST ANY LOSS, COST, LIABILITY, OR EXPENSE (INCLUDING BUT NOT LIMITED TO REASONABLE ATTORNEYS’ FEES) INCURRED IN CONNECTION WITH ANY SUCH ACTION (EXCLUDING TENANT’S WILLFUL MISCONDUCT). THE FOREGOING INDEMNITY SHALL APPLY WITH RESPECT TO MATTERS WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OR GROSS NEGLIGENCE (WHETHER SOLE, COMPARATIVE, OR CONTRIBUTORY) OF TENANT, BUT SHALL NOT APPLY TO MATTERS TO THE EXTENT SUCH MATTERS ARE CAUSED BY OR ARISE OUT OF THE WILLFUL MISCONDUCT OF TENANT. All rights and remedies of Master Tenant are cumulative.

29.2 Exchange Offer.

(a) Exchange Right. If the Exchange Conditions have been satisfied, Master Tenant shall have the right (the “Exchange Right”) during the Term of the Lease to convey to Landlord (the “Exchange”), in exchange for Landlord’s interest in the Premises, Substitute Premises (as defined in subsection c herein below), and lease such Substitute Premises from Landlord on the same terms and conditions as specified under this Lease by providing written notice to Landlord (the “Exchange Right Request”), subject to Landlord’s written approval of the Exchange Right Request, such approval not to be unreasonably withheld, conditioned or delayed.

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(b) Due Diligence. If Master Tenant sends Landlord an Exchange Right Request, Master Tenant shall provide Landlord and Fee Mortgagee or cause Landlord and Fee Mortgagee to be provided with such information (“Landlord’s Due Diligence Information”) relating to title, environmental issues, zoning matters, real estate taxes, insurance, and existing legal violations relating to the Substitute Premises, as Landlord and Fee Mortgagee shall reasonably require, which information shall include, without limitation, a binding commitment or a pro forma policy from a national title insurance company reasonably acceptable to Landlord and Fee Mortgagee, obligating such title insurance company to issue an Owner’s and a Fee Mortgagee’s ALTA (or, if the Substitute Premises is located in Texas, the standard form of title insurance policy issued in Texas) title policy (naming Landlord and Fee Mortgagee as the insured) in respect to the Substitute Premises containing such endorsements and affirmative coverages generally similar to (but no less comprehensive than) those contained in the policy for the original Premises, an as built survey with a surveyor’s certification containing the level of detail required by the ALTA/ASCM 2016 standards, an insurance certificate for the Substitute Premises meeting the requirements contained in the Fee Mortgage, a Phase I environmental assessment (not more than ninety (90) days old at the date of substitution) conducted by a qualified environmental professional or firm (reasonably satisfactory to Landlord and Fee Mortgagee) indicating that there are no existing violations of Laws or Regulations relating to Hazardous Materials with respect to the Substitute Premises, an engineering report on the Substitute Premises, an Appraisal of the Substitute Premises (by an appraiser satisfactory to Landlord and Fee Mortgagee) reflecting a FMV not less than the FMV of the original Premises (as completed), an opinion regarding due authorization, execution and enforceability, and other issues which cover the same matters as shall have been included in the opinions provided to Fee Mortgagee and Landlord in connection with the closing of the Loan and purchase of the Premises. All of the Landlord’s Due Diligence Information shall be provided to Fee Mortgagee and Landlord within thirty (30) business days after the delivery of the Exchange Right Request to Landlord. The preparation and obtaining of the Landlord’s Due Diligence Information shall be at Master Tenant’s sole cost and expense and Master Tenant shall be responsible for paying all reasonable costs of Fee Mortgagee’s and Landlord’s counsel, Fee Mortgagee’s servicing agent, environmental engineer and appraiser, and all other reasonable costs incurred by Landlord and Fee Mortgagee in connection with evaluating the Exchange Offer. No Exchange shall be effective unless (i) Fee Mortgagee shall have consented in writing to such Exchange Offer and related modifications to the Note, Fee Mortgage and other Loan documents and this Lease, and (ii) in the event that any certificates or securities issued with respect to the Loan shall have been rated by S&P, Moody’s or any other rating agency, then such rating agencies shall have confirmed in writing that the substitution of the Substitute Premises for the Premises will not result in the downgrade, withdrawal or qualification of the rating of the certificates or securities evidencing such indebtedness, and all costs of obtaining such confirmation shall be paid by Master Tenant. The Exchange Right shall be deemed conditional upon the satisfaction of the following conditions within ninety (90) days from the date of Landlord’s receipt of the Exchange Right Request: (i) Landlord’s written approval of the Exchange Right Request; (ii) Landlord shall convey or cause to be conveyed title to the Premises to Master Tenant, and Master Tenant shall convey or cause to be conveyed title to the Substitute Premises to Landlord; (iii) Landlord and Fee Mortgagee shall enter into a modification of the Fee Mortgage and such other of the Loan Documents as shall be necessary in order to (A) release the Premises from the lien of the Fee Mortgage and from being encumbered by any of the other loan documents, (B) spread the lien of the Fee Mortgage and any of the other applicable loan documents so as to encumber the Substitute Premises as a first lien, and (C) cause all of the applicable provisions in the loan documents to cease to relate to the Premises (e.g., by partial release of any Fee Mortgage), but instead to relate to the Substitute Premises, as if this Lease shall have demised the Substitute Premises at the time the Loan contemplated by the Fee Mortgage and other loan documents was closed, mutatis mutandis; and (iv) in the event that the debt to Fee Mortgagee shall have been deposited with a trust, which trust shall have sold certificates to investors evidencing an ownership interest in the trust assets, or securities collateralized by the debt shall have been sold to investors, S&P (and/or any other rating agency then rating such certificates or securities) shall have confirmed in writing that the substitution of the Substitute Premises for the Premises will not result in a downgrade, withdrawal or qualification of the rating then assigned to such certificates or securities. Upon the completion of the conveyance of the Substitute Premises to the Landlord, this Lease shall be modified (in a manner satisfactory to Fee Mortgagee and Landlord) to reflect the substitution of the Substitute Premises for the Premises and in such other respects as may be necessary as a result of the exchange of the Premises for the Substitute Premises, but in all other respects this Lease shall remain in full force and effect, and the parties shall enter into and record a new Notice or Memorandum of Lease similar to the one executed in connection with the execution of this Lease. Upon conveyance of the Substitute Premises to Landlord, Landlord shall requisition the proceeds of the Loan from the Fee Mortgagee which shall have not theretofore been disbursed, and upon approval of such disbursement request, Fee Mortgagee shall remit or cause to be remitted said proceeds to Master Tenant. The title to the Substitute Premises shall be free of liens and encumbrances except for those which are specifically accepted by Landlord and Fee Mortgagee, and the costs and fees with respect to the conveyance of the Premises to the Master Tenant and the conveyance of such Substitute Premises to the Landlord (including, without limitation, counsel fees, escrow fees, recording fees, title insurance premiums, transfer taxes and all other applicable taxes (other than any income or franchise taxes of Landlord; provided, that if the Premises are located in Texas, then the Master Tenant shall pay the Landlord the amount of all franchise taxes, if any, payable by Landlord as a result of or with respect to such exchange and conveyance based upon the then applicable franchise tax rate); provided, further, however, that (i) Landlord acknowledges that it shall be responsible for the timely preparation and filing of any applicable Texas franchise tax filings and reports, (ii) after the end of the calendar year to which such franchise taxes are attributable, Landlord shall request reimbursement for the Master Tenant’s pro rata portion (the “Master Tenant’s Portion”) of Texas franchise taxes that may be due from Master Tenant under this Section 29.2(b) by sending Master Tenant (directed to the attention of Director of Property Tax, or such other person as Master Tenant may designate) a copy of the related return and other documentation sufficient to substantiate the Master Tenant Portion and Master Tenant shall remit reimbursement for such Master Tenant Portion within forty-five (45) days thereafter, (iii) Landlord agrees to use reasonable efforts to identify and claim any applicable credits, deductions, and exemptions available to Landlord to reduce or eliminate any such liability, however, the Landlord’s failure to identify and claim applicable credits, deductions and exemptions shall not limit Master Tenant’s obligations to pay Landlord such Texas franchise taxes, and (iv) Master Tenant’s obligation to pay such franchise taxes shall survive the expiration or earlier termination of this Lease) shall be borne by Master Tenant. Any indemnifications which shall have been given by Master Tenant with respect to the Premises shall survive the exchange of the Substitute Premises for such Premises.

MASTER LEASE AGREEMENT – Page 24

(c) Substitute Premises. The “Substitute Premises” shall mean a parcel of land located by itself on a separate tax parcel with a completed building constructed thereon, with respect to which a certificate of occupancy has been issued and all other licenses and permits have been received, provided, however, that such land and building shall have a then-current appraised value at least equal to the current appraised value of the Premises (or in the case of damage or destruction the anticipated appraised value of the building) upon completion of the Building. Notwithstanding the immediately preceding sentence, the Substitute Premises shall not be required to be located in the same state as the Premises if Master Tenant pays to or for the benefit of Landlord all costs and expenses incurred by Landlord and Fee Mortgagee in connection with the acquisition and ownership of such property which would not have been incurred had the Substitute Premises been located in the same state as the Premises.

30. MISCELLANEOUS.

30.1 Amendments, Etc. Subject to Section 1.4 and Section 20 hereof, this Lease may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

30.2 Landlord’s Consent. Whenever the consent of Landlord is required hereunder, such consent will be valid only where given by Landlord in writing. Unless expressly provided in this Lease to the contrary, whenever the consent of Landlord is required hereunder, Landlord may not unreasonably withhold, condition or delay such consent.

30.3 Successors and Assigns. This Lease and all terms, provisions, covenants and conditions contained in this Lease will apply to, be binding upon and will inure to the benefit of and be enforceable by each of the parties hereto and the respective heirs, legal representatives, successors and permitted assigns of the parties hereto.

30.4 Gender, Etc. Words of any gender used in this Lease will be held and construed to include any other gender, and words in the singular number will be held to include the plural, unless the context otherwise requires.

30.5 Survival. All obligations of the parties hereunder not fully performed as of the expiration or earlier termination of the term of this Lease will survive the expiration or earlier termination of the term hereof, including without limitation all payment obligations with respect to taxes and insurance and all obligations concerning the condition of the Premises.

MASTER LEASE AGREEMENT – Page 25

30.6 Headings and Captions. The headings and captions contained in this Lease are for purposes of reference only and do not limit or define the meaning hereof.

30.7 Multiple Counterparts. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature or acknowledgment of, or on behalf of, each party, or that the signature of all persons required to bind any party, or the acknowledgment of such party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, and the respective acknowledgments of, each of the parties hereto. Any signature or acknowledgment page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures or acknowledgments thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature or acknowledgment pages.

30.8 Incorporation by Reference. All exhibits, riders and addenda contained herein or attached hereto and signed (or initialed) by Landlord and Master Tenant are hereby incorporated by reference herein and will be deemed to be a part hereof for all purposes.

30.9 Governing Law. This Lease will be construed in accordance with the laws of the state in which the Premises are located.

30.10 Construction of Lease. Landlord and Master Tenant have negotiated this Lease, have had an opportunity to be advised with respect to the provisions contained herein and have had the right to approve each and every provision hereof. Therefore, this Lease will not be construed against either Landlord or Master Tenant as a result of the preparation of this Lease by or on behalf of either such party.

30.11 Severability. If any provision of this Lease or the application thereof to any person or circumstance is invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances will not be affected thereby and will be enforced to the greatest extent permitted by law.

30.12 Authority. The person executing this Lease on behalf of Master Tenant does hereby personally represent and warrant that Master Tenant is a duly authorized and existing legal entity, that Master Tenant is qualified to do business in the state in which the Premises are located, that Master Tenant has full right, power and authority to enter into this Lease, and that each person signing on behalf of Master Tenant is authorized to do so.

30.13 Relationship between Landlord and Master Tenant. Nothing in this Lease will be deemed or construed by the parties hereto, nor by any third party, as creating a relationship of principal and agent or of partnership or of joint venture between the parties hereto or otherwise, it being understood and agreed that no provision contained herein, nor any acts on the parties hereto, will be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant.

30.14 No Recording; Memorandum. This Lease shall not be recorded or filed for record in any public records. The Memorandum of this Lease, signed by both Landlord and Master Tenant, will be recorded in the Real Property Records of the county in which the Premises are situated.

MASTER LEASE AGREEMENT – Page 26

30.15 ENTIRE AGREEMENT. THIS LEASE, TOGETHER WITH ALL EXHIBITS ATTACHED HERETO, EMBODIES THE ENTIRE AGREEMENT BETWEEN THE PARTIES RELATIVE TO THE SUBJECT MATTER HEREOF, AND THERE ARE NO ORAL OR WRITTEN AGREEMENTS BETWEEN THE PARTIES, NOR ANY REPRESENTATIONS MADE BY EITHER PARTY, RELATIVE TO THE SUBJECT MATTER HEREOF WHICH ARE NOT EXPRESSLY SET FORTH HEREIN. THIS LEASE MAY BE AMENDED ONLY BY A WRITTEN INSTRUMENT EXECUTED BY THE PARTY OR PARTIES TO BE BOUND THEREBY.

30.16 NOTICE OF INDEMNIFICATION. THE PARTIES TO THIS LEASE HEREBY ACKNOWLEDGE AND AGREE THAT THIS LEASE CONTAINS CERTAIN INDEMNIFICATION PROVISIONS, INCLUDING THOSE CONTAINED IN SECTIONS 7.1, 12.1, 12.2, 12.3, 23, and 29.1.

IN WITNESS WHEREOF, Landlord and Master Tenant have signed this Lease.

[The remainder of this page intentionally left blank.]

MASTER LEASE AGREEMENT – Page 27

LANDLORD:

CAPVIEW RESIDENTIAL INCOME – FUND VII, LP, a Delaware Limited Partnership

By:	CRI Fund VII GP, LLC
Its:	Sole General Partner

By:	Capview Holdings, LLC
Its:	Manager

By:	/s/ John Hammill
Name:	John Hammill
Title:	Manager

Address:
6119A Greenville Ave
Suite 434
Dallas, TX 75206

SCHEDULE OF DEFINITIONS – Page 1

MASTER TENANT:

CAPVIEW EXCHANGE RESIDENTIAL, LLC, a Delaware limited liability company

By:	/s/ John Hammill
Name:	John Hammill
Title:	Chief Executive Officer

Address:
6119A Greenville Ave
Suite 434
Dallas, TX 75206

SCHEDULE OF DEFINITIONS – Page 2

SCHEDULE OF DEFINITIONS

The following terms, as used in this Lease, shall have the meanings set forth below.

ADA:	As defined in Section 7.2 hereof.
Alterations:	As defined in Section 6.1 hereof.
Affiliated Tenant:

When used with respect to any Person, any other Person which Controls, is Controlled by3 or is under common Control with such Person, provided the ultimate beneficial owner of such Person has assets under management valued to be substantially the same, or greater than the ultimate beneficial owner of such Person and cash reserves that are substantially the same, or greater than the ultimate beneficial owner of such Person.

Appraisal:	As defined in Section 6.1 hereof.
Approved Sublease:	Any sublease of the Property approved by the Master Tenant.
Approved Subtenant:	Any Person party to an Approved Sublease as the subtenant..
Assignment and Bill of Sale:	As defined in Section 1 of Exhibit C hereto.
Base Rent:	As defined in Section 2.1 hereof and as set forth in Exhibit B hereto.
Books and Records:

All books and records pertaining to any or all of the Premises, including any development or construction related thereto, the activities conducted in connection therewith, financial statements related thereto, records relating to the Approved Sublease and all other leases, lessees and activities under any leases, and the qualification of such lessees, records relating to the application and allocation of any federal, state, and local tax credits or benefits related thereto, and computer-readable memory and any computer hardware or software necessary to access and process such memory.

Building:	As defined in the recitals hereof.
Closing Conditions:	As defined in Section 2 of Exhibit C hereto.
Closing Documents:	As defined in Section 1 of Exhibit C hereto.

SCHEDULE OF DEFINITIONS – Page 3

Contracts:

All of the right, title, and interest of Landlord, including equitable rights, in, to, and under any and all of the following, whether now or hereafter existing: (i) Contracts for the purchase or sale of all or any portion of the Premises, whether such Contracts are now or at any time hereafter existing, including any and all earnest money or other deposits escrowed or to be escrowed or letters of credit provided or to be provided by the purchasers under the Contracts, including all amendments and supplements to and renewals and extensions of the Contracts at any time made, and together with all payments, earnings, income and profits arising from the sale of all or any part of the Premises or from the Contracts and all other sums due or to become due under and pursuant thereto and together with any and all earnest money, security, letters of credit or other deposits under any of the Contracts; (ii) Contracts, licenses, permits, and rights relating to water, wastewater, and other utility services which are directly or indirectly related to, or connected with, the Premises whether executed, granted, or issued by a private person or entity or a governmental or quasi-governmental agency, including any and all rights of living unit equivalents or other entitlements with respect to water, wastewater, and other utility services; (iii) certificates, licenses, zoning variances, permits, and no-action letters from each Governmental Authority related to the Premises, including those required to evidence compliance by Landlord and all Improvements with all Governmental Requirements and Legal Requirements applicable to the Premises and to develop and/or operate the Premises for its intended use; (iv) any plans, construction Contracts, design services Contracts, property Contracts and other Contracts, subcontracts, leases, licenses, and permits which in any way relate to the development, construction, use, enjoyment, occupancy, operation, maintenance, or ownership of the Premises or the activities conducted thereon, including maintenance agreements and service Contracts and management and/or leasing agreements; (v) all amendments, supplements, restatements and renewals of or to any of the foregoing; and (vi) all of the revenues, proceeds, insurance proceeds, deposits, fees, receivables, payments, reimbursements, awards and other rights or benefits arising from or in connection with any of the foregoing; provided that the term “Contracts” shall not include leases or rents.

Control:

The possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise. The terms “Controlled by”, “Controlling” and “under common Control with” shall have correlative meanings.

Defaulting Party:	As defined in Section 12.4 hereof.
Direct Payment Agreement:	As defined in Section 1 of Exhibit C hereof.
Effective Date:	The date appearing on the first page of this Lease.
Equipment:	The equipment, furniture, furnishings, and machinery owned by Landlord which is located on the Land.
Exchange Conditions:

If Approved Subtenant defaults under the Approved Sublease or the Approved Subtenant elects not to renew the Approved Sublease and either (i) the Premises have remained vacant for over one year, (ii) the Premises have been retenanted but the rent payable by the new tenant is less than eighty percent (80%) of the rent paid by the Approved Subtenant under the Approved Sublease or (iii) Master Tenant has a commercially reasonable belief that either (i) or (ii) will occur.

SCHEDULE OF DEFINITIONS – Page 4

Exchange Right Request:	As defined in Section 29.2 hereof.
Extension Option:	As defined in Section 1.3 hereof.
Extension Term:	As defined in Section 1.3 hereof.
Fee Loan Documents:	The Fee Mortgage and all other documents evidencing, securing or governing the indebtedness secured by the Fee Mortgage.
Fee Mortgage:	Any first lien mortgage, deed of trust, deed to secure debt or other security instrument.
Fee Mortgagee:	Any owner or holder of an existing or future Fee Mortgage.
Fixtures:

All materials, supplies, Equipment, systems, apparatus, and other items now owned or hereafter acquired by Landlord and now or hereafter attached to (temporarily or permanently) any of the Improvements or the Land, including any and all partitions, dynamos, window screens and shades, draperies, rugs and other floor coverings, awnings, motors, engines, boilers, furnaces, pipes, cleaning, and sprinkler systems, fire extinguishing apparatus and Equipment, water tanks, swimming pools, heating, ventilating, refrigeration, plumbing, laundry, lighting, generating, waste disposal, stairway, elevator, escalator, conveyor, incinerating, air conditioning, and air cooling Equipment and systems, gas and electric machinery and Equipment, disposals, dishwashers, refrigerators, ranges, recreational Equipment and facilities of all kinds, cables, telephone and communication systems, and water, gas, electrical, storm, and sanitary sewer facilities, and all other utilities, whether or not situated in easements, together with all accessions, appurtenances, replacements, betterments, and substitutions for any of the foregoing and the proceeds thereof.

FMV:	As defined in Section 6.1 hereof.
Governmental Authority:

Any and all applicable courts, boards, agencies, commissions, offices, or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise), and any and all municipal services providers, whether now or hereafter in existence.

Governmental Requirements:	All constitutions, statutes, laws, ordinances, rules, regulations, orders, writs, injunctions or decrees of any Governmental Authority applicable to Landlord and/or the Premises, as applicable.
Hazardous Materials:	As defined in Section 7.3 hereof.

SCHEDULE OF DEFINITIONS – Page 5

Hazardous Substance:	As defined in Section 7.3 hereof.
Hazardous Waste:	As defined in Section 7.3 hereof.
HOA Fees:	As defined in Section 3.6 hereof.
Improvements:	As defined in the recitals hereof.
Initial Term:	As defined in Section 1.2 hereof.
Land:	As defined in the recitals hereof.
Landlord:	As defined in the preamble hereof.
Landlord Event of Default:	As defined in Section 15.1 hereof.
Landlord’s Due Diligence Information:	As defined in Section 29.2 hereof.
Landlord’s Termination Notice:	As defined in Section 1.4 hereof.
Laws:	As defined in Section 7.1 hereof.
Lease:	As defined in the preamble hereof.
Legal Requirements:	As defined in Section 22.2(o) hereof.
Master Tenant:	As defined in the preamble hereof.
Master Tenant Event of Default:	As defined in Section 14.1 hereof.
Master Tenant Portion:	As defined in Section 29.2 hereof.
Master Tenant Termination Events:	As defined in Section 1.4 hereof.
Master Tenant Termination Notice:	As defined in Section 1.4 hereof.
Memorandum of Lease:	As defined on Exhibit C.
Operating Expenses:	As defined in Section 2.3 hereof.
Permits:	As defined in Section 7.1 hereof.
Person:

Any corporation, limited liability company, limited liability partnership, general partnership, limited partnership, firm, association, joint venture, trust or any other association or legal entity, including any public or governmental body, quasi-governmental body, agency or instrumentality, as well as any natural person.

SCHEDULE OF DEFINITIONS – Page 6

Personalty:

All of the right, title, and interest of Landlord in and to: (i) the Equipment and other goods; (ii) notes, money, insurance proceeds, accounts (including health-care insurance receivables), chattel paper, inventory, instruments (including promissory notes), investment property, documents, deposit accounts, receivables, letters of credit and letter of credit rights, general intangibles (including payment intangibles), trademarks, tradenames, copyrights, and supporting obligations; (iii) all refundable, returnable, or reimbursable fees, deposits, or other funds or evidences of credit or indebtedness deposited by or on behalf of Landlord with any Governmental Authorities, including tap fees, utility deposits, commitment fees, development costs, and any awards, remunerations, reimbursements, settlements, or compensation heretofore made or hereafter to be made by any Governmental Authority pertaining to the Land, Improvements, or Personalty, including those for any vacation of, or change of grade in, any streets affecting the Land or the Improvements and those for municipal utility district or other utility costs incurred or deposits made in connection with the Land or the Improvements; (iv) the Books and Records; (v) the Approved Sublease, and any other leases and the Landlord’s rights and interests therein (but not the obligations) and guarantees thereof, (vi) the Fixtures to the extent they are personal property; (vii) the plans, and all construction Contracts, design services Contracts, property Contracts, and all other Contracts; (viii) all other personal property of any kind or character as defined in and subject to the provisions of the UCC (Article 9 - Secured Transactions); any and all of which are now owned or hereafter acquired by Landlord, and which are now or hereafter situated in, on, or about the Land, the Improvements, or used in connection with the planning, development, construction, financing, use, occupancy, or operation thereof, or acquired (whether delivered to the Land or stored elsewhere) for use in or on the Land or the Improvements; and (ix) all accessions, replacements, substitutions, revenues, and proceeds of each of the foregoing. Notwithstanding anything contained in the foregoing to the contrary, “Personalty” shall not include rents.

Premises:	As defined in the recitals hereof.
Recognition Agreement:	As defined in Section 1 of Exhibit C hereof.
Regulations:	As defined in Section 7.1 hereof.
Rent:	As defined in Section 2.1 hereof.
Taxes:	As defined in Section 3.1 hereof.
Term:	As defined in Section 1.3 hereof.
Title Policy:	As defined in Section 2 of Exhibit C hereof.
Transfer:	As defined in Section 13.1 hereof.

SCHEDULE OF DEFINITIONS – Page 7

EXHIBIT A

Land

Lot Five (5), Block Fifteen (15), BRIARWOOD CREEK ADDITION SECTION 7

EXHIBIT A, Land – Cover Page

EXHIBIT B

Base Rent and Other Payments

Lease Date	Lease Execution Payment	Annual Rent	Monthly Payment	Annual Increase	Lease Termination Date
6/30/21	$8,455.92	$10,898.00	$908.17	1% on lease anniversary date	6/29/2036

EXHIBIT B, Base Rent – Cover Page

EXHIBIT C

Closing Process

1. Closing Documents. Master Tenant shall have received fully executed copies of the following documents (collectively, “Closing Documents”) on or before the Effective Date in forms acceptable to Master Tenant:

(a)	Memorandum. A Memorandum of Lease (“Memorandum of Lease”), between Landlord and Master Tenant, in recordable form, and in form and substance reasonably acceptable to Master Tenant.

(b)

General Assignment. If Master Tenant elects to have an assignment of any Warranties or any Service Contracts, then an Assignment and Bill of Sale (“Assignment and Bill of Sale”), in form and substance reasonably acceptable to Master Tenant, assigning to Master Tenant the applicable Warranties and Service Contracts.

(c)

Other Documents. Any and all other documents which are reasonably required by Master Tenant based on its review of the Title Exception Documents, Title Commitment and Survey, or from an inspection of the Premises or otherwise reasonably required by Master Tenant.

2. Closing Requirements. As a condition precedent to the Effective Date, the following matters shall have been satisfied (collectively, “Closing Conditions”):

(a)

The Title Company must be unconditionally prepared to deliver to Master Tenant an ALTA form of leasehold owner policy of title insurance (“Title Policy”), at Landlord’s sole cost and expense, in accordance with the Title Commitment, as revised pursuant to Master Tenant’s comments or objections, or otherwise in conformance with a Proforma Owner’s Policy of Title Insurance approved by Master Tenant as of the closing.

(b)

If a Fee Mortgage will exist as of the Effective Date, all Fee Loan Documents have been delivered to Master Tenant and Master Tenant has approved of the terms of the Fee Mortgage and Fee Loan Documents, such approval not to be unreasonably withheld.

EXHIBIT C, Closing Process –Page 1